Exhibit 10.1

CREDIT AGREEMENT
Dated as of February 13, 2009
by and among
LEXINGTON REALTY TRUST,
LEPERCQ CORPORATE INCOME FUND L.P.,
LEPERCQ CORPORATE INCOME FUND II L.P.,
and
NET 3 ACQUISITION L.P.,
as Borrowers
KEYBANC CAPITAL MARKETS,
as Lead Arranger
and
Book Running Manager,
KEYBANK NATIONAL ASSOCIATION,
as Agent,
and
THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5,
as Lenders

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-ii-

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SCHEDULE 1.1(A)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties; Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Material Contracts
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(j)	Taxes

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Note
EXHIBIT F	Form of Opinion of Counsel
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Guaranty
EXHIBIT I	Form of Borrowing Base Certificate
EXHIBIT J	Representations and Warranties relating to Borrowing Base Assets
EXHIBIT K	Initial Borrowing Base Assets

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CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”) dated as of February 13, 2009 by and among LEXINGTON REALTY TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Trust”), LEPERCQ CORPORATE INCOME FUND L.P., a limited partnership formed under the laws of the State of Delaware (“LCIF”), LEPERCQ CORPORATE INCOME FUND II L.P., a limited partnership formed under the laws of the State of Delaware (“LCIFII”) and NET 3 ACQUISITION L.P., a limited partnership formed under the laws of the State of Delaware (“Net 3”; collectively with the Trust, LCIF and LCIFII, the “Borrowers” and each a “Borrower”), KEYBANC CAPITAL MARKETS, as Sole Lead Arranger (the “Arranger”) and Sole Book Running Manager (the “Book Running Manager”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”), and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(d).
     WHEREAS, on the terms and conditions contained herein, the Agent and the Lenders desire to make available to the Borrowers a senior secured term loan in the aggregate amount of $165,000,000.00 (the “Term Facility”) and a senior secured revolving credit facility in the aggregate amount of $85,000,000.00, which will include a $10,000,000.00 letter of credit sub-facility (the “Revolving Facility”, and collectively with the Term Facility, the “Facility”), each subject to increase as provided herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I. - DEFINITIONS
Section 1.1. Definitions.
     In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
     “Additional Costs” has the meaning given that term in Section 4.1.
     “Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Trust and its Subsidiaries determined on a consolidated basis for such period, minus (b) Capital Reserves for such period.
     “Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

     “Affiliate” means any Person (other than the Agent or any Lender or any of their respective affiliates): (a) directly or indirectly controlling, controlled by, or under common control with, the Trust; (b) directly or indirectly owning or holding ten percent (10.0%) or more of any Equity Interest in the Trust; or (c) ten percent (10.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Trust. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any executive officer or director of such Person. In no event shall the Agent or any Lender or any of their respective affiliates be deemed to be an Affiliate.
     “Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.
     “Agreement Date” means the date as of which this Agreement is dated.
     “Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
     “Applicable Margin” means the percentage rate set forth below:

Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
2.85%	2.85%
     “Arranger” means Keybanc Capital Markets, together with its successors and permitted assigns.
     “Assignee” has the meaning given that term in Section 12.5(d).
     “Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent and Borrower Representative, as applicable, substantially in the form of Exhibit A.
     “Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one-half of one percent (0.5%), or (c) the then-applicable Adjusted LIBOR for a one month interest period plus one percent (1.00%) per annum. Any change in the Base Rate resulting from a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.
     “Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
     “Borrower” has the meaning set forth in the introductory paragraph hereof and shall include a Borrower’s successors and permitted assigns.
     “Borrower Representative” means the Trust.
     “Borrowing Base Assets” means Eligible Unencumbered Properties that have been approved by the Agent and the Requisite Lenders for inclusion in the Borrowing Base Assets Pool.
     “Borrowing Base Assets Pool” means, collectively at any time, all Borrowing Base Assets. The initial Borrowing Base Assets Pool is set forth on the schedule of initial Borrowing Base Assets annexed hereto as Exhibit K.
     “Borrowing Base Availability” means the lesser of (i) the Value of the Borrowing Base Assets in the Borrowing Base Assets Pool multiplied by fifty percent (50%) and (ii) the Net Operating Income for the trailing two quarters annualized of the Borrowing Base Assets in the Borrowing Base Assets Pool divided by 1.75, and then further divided by the Deemed Rate (expressed as a percentage).
     “Borrowing Base Certificate” means a certificate, identifying the Borrowing Base Assets, setting forth the calculation of Borrowing Base Availability, and providing other information concerning the Borrowing Base Assets and the Borrowers, in the form attached hereto as Exhibit I.
     “Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Boston, Massachusetts are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.05 per square foot times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Trust and its Subsidiaries and a proportionate share of all Properties of all Unconsolidated Affiliates.
     “Capitalization Rate” means 8.50%.
     “Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

     “Capitalized Value” means the sum of all of the following of the Borrowers and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents, plus (b) Adjusted EBITDA for the two most recent quarters divided by the Capitalization Rate, plus (c) the GAAP book value of Properties acquired during the two most recent quarters, plus (d) Construction-in-Process until the Project is substantially complete which in no case will go beyond 18 months from commencement, plus (e) the GAAP book value of Unimproved Land, mortgages and notes. Borrowers’ pro rata share of Unconsolidated Affiliates will be included in calculations of Capitalized Value consistent with the above treatment for wholly owned assets.
     “Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
     “Collateral Account” means a special non-interest bearing deposit account or securities account maintained by, or on behalf of, the Agent and under its sole dominion and control.
     “Collateral” has the meaning set forth in the Pledge Agreement.
     “Commitment” means, as to each Lender, such Lender’s (a) obligation to make Term Facility Loans and/or Revolving Facility Loans pursuant to Section 2.1. and 2.2 respectively and (b) to issue (in the case of the Lender then acting as Agent) or participate (in the case of the other Revolving Lenders) Letters of Credit pursuant to Section 2.3(a) and 2.3(i) respectively (but in the case of the Lender acting as the Agent excluding the aggregate amount of participations in the Letters of Credit held by the other Revolving Lenders) in an amount up to, but not exceeding, the amount set forth herein as such Lender’s Term Loan Commitment and/or Revolving Loan Commitment.
     “Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the aggregate amount of such Lender’s Term Loan Commitment and Revolving Loan Commitment to (b) the aggregate amount of the Term Loan Commitments and

Revolving Loan Commitments of all Lenders; provided, however, that if at the time of determination any applicable Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.
     “Compliance Certificate” has the meaning given that term in Section 8.3.
     “Confirmation Request” has the meaning given that term in Section 7.15(a).
     “Construction Budget” means the fully-budgeted costs for the acquisition and construction of a given parcel of real property (including, without limitation, the cost of acquiring such parcel of real property, reserves for construction interest and operating deficits, tenant improvements, leasing commissions and infrastructure costs) as reasonably determined by the Trust in good faith.
     “Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties that are under development or are scheduled to commence development within twelve months from any date of determination.
     “Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.
     “Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.
     “Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan, or (c) the issuance of a Letter of Credit.
     “Credit Underwriting Documents” has the meaning given that term in Section 7.15(a).
     “Debt Service” means, for any period, the sum of (a) Interest Expense, excluding the amortization of deferred financing costs and the impact of FSB APB 14-1 in accordance with GAAP for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Trust and its Subsidiaries during such period, other than any balloon, bullet, early repayment or similar principal payment which, in each case, repays such Indebtedness in full. Debt Service shall include a proportionate share of items (a) and (b) of all Unconsolidated Affiliates.
     “Deemed Rate” means, as of any date of determination, the greater of (i) eight percent (8.0%), (ii) the prevailing rate of 10 year United States treasury notes plus two and one half percent (2.50%) and a twenty five (25) year amortization, or (iii) the weighted average of the interest rates then in effect under the Facility.
     “Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
     “Defaulting Lender” has the meaning given that term in Section 3.11.

     “Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
     “Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Agent or any Lender).
     “Development Property” means a Property which is being developed to become an office, industrial or retail property.
     “Dollars” or “$” means the lawful currency of the United States of America.
     “EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (loss) of such Person for such period determined on a consolidated basis (prior to any impact from minority interests), in accordance with GAAP, excluding the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses; (v) noncash charges; and (vi) gains and losses from sales of assets; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles associated with the amortization of above or below market rents pursuant to Statement of Financial Accounting Standards No. 141.
     “Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Requisite Lenders.

     “Eligible Assignee” means any Person who is, at the time of determination: (i)  a Lender or an affiliate of a Lender; (ii) a commercial bank, trust, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000.00; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000.00; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000.00, provided that such bank is acting through a branch or agency located in the United States of America. Notwithstanding the foregoing, while an Event of Default under subsection (a), (b), (e), (f) or (g) of Section 10.1 exists, “Eligible Assignee” shall mean any Person that is not an individual.
     “Eligible Unencumbered Property” means a Property which satisfies all of the following requirements: (a) such Property is owned in fee simple or subject to a Ground Lease by the Trust or a Subsidiary; (b) such Property is an office, industrial or retail Property; (c) such Property is leased with minimum Occupancy Ratio of eighty percent (80%) with tenants in occupancy; (d) such tenants are not more than 30 days past due in respect of lease payments; (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (f) such Property is free of any liens other than Permitted Liens.
     “Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, treatment, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the United States Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to environmental protection or Hazardous Materials.
     “Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     “Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
     “ERISA Group” means the Borrowers, any of their Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers or any of their Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.
     “Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
     “Existing Credit Agreement” means, collectively: (i) that certain Credit Agreement dated as of June 1, 2007, as amended, by and among the Borrowers, the institutions from time to time party thereto as Lenders and KeyBank, as Agent, (ii) that certain Credit Agreement dated as of June 27, 2005, as amended, by and among Lexington Corporate Properties Trust, LCIF, LCIFII, Net 3, the institutions from time to time party thereto as Lenders and Wachovia Bank, National Association, as Agent, and (iii) the agreements, instruments and other documents executed in connection with such credit agreements.
     “Existing LC” means, collectively, those certain standby letters of credit # SM214417W in the amount of $114,500.00, # SM230895W in the amount of $563,636.28, # SM230896W in the amount of $508,321.44, # SM232318W in the amount $459,464.00 and # SM233167W in the amount of $27,242.00 issued by Wachovia Bank, National Association for the account of the Borrower under the Existing Credit Agreement.
     “Facility” has the meaning set forth in the second introductory paragraph.
     “Facility Amount” means two hundred fifty million dollars ($250,000,000.00), subject to increase pursuant to Section 2.15 hereof or decrease pursuant to Section 2.11 hereof.
     “Facility Interest Expense” means, as of any date of determination for a particular period, an amount equal to the interest that would accrue during such period on the then aggregate principal amount outstanding of the Loans at an interest rate equal to the sum of (i) the Adjusted LIBOR on such date of determination for an Interest Period of one (1) month plus (ii) the Applicable Margin for LIBOR Loans on such date of determination.
     “Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
     “Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight

Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.
     “Fee Letter” means that certain Fee Letter dated as of the date hereof by and among the Trust, the Lead Arranger and KeyBank.
     “Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrowers hereunder or under any other Loan Document.
     “Fixed Charges” means, for any period, the sum of (a) Debt Service for such period and (b) all Preferred Dividends paid during such period. The Trust’s pro rata share of the Fixed Charges of Unconsolidated Affiliates of the Trust shall be included in determinations of Fixed Charges.
     “Floating Rate Indebtedness” means all Indebtedness of a Person which bears interest at a variable rate during the scheduled life of such Indebtedness and for which such Person has not obtained interest rate swap agreements, interest rate “cap” or “collar” agreements or other similar Derivatives Contracts which effectively cause such variable rates to be equivalent to fixed rates acceptable to the Agent.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
     “Funds From Operations” means, for a given period, net income (loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period exclusive of the following (to the extent included in the determination of such net income (loss)): (a) gains (or losses) from debt restructuring and sales of property during such period, (b) any non-cash charges recorded from asset impairments and (c) depreciation with respect to real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis. Funds From Operations will be adjusted to remove all impact of straight lining of rents, amortization of intangibles associated with the amortization of above or below market rents, pursuant to Statement of Financial Accounting Standards No. 141 and calculation of interest expense in accordance with FSB APB 14-1.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
     “Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (including any unexercised extension options that the lessee can unilaterally exercise without the need to obtain the consent of the lessor or to pay the lessor any amount as a condition to the effectiveness of such extension) of 15 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease; provided that the ground lease with respect to the Property located in Palo Alto, California owned by Newkirk Orper L.P. shall be deemed to satisfy the requirements of a Ground Lease hereunder.
     “Guarantor” means any Person that is or becomes a party to the Guaranty as a “Guarantor” in that such Person directly, or indirectly through one or more other Subsidiaries, owns any Property Subsidiary.
     “Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit H.
     “Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
     “Impacted Lender” is defined to mean a Defaulting Lender or a Lender as to which (1) the Agent has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (2) an entity that Controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto
     “Increase Effective Date” has the meaning given that term in Section 2.15.
     “Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person in respect of letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar events, and other similar exceptions to nonrecourse liability (but not exceptions relating to voluntary bankruptcy, insolvency, or receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person. All Loans and Letters of Credit Liabilities shall constitute Indebtedness of the Borrowers.
     “Initial Facility Amount’ means three hundred million dollars ($300,000,000.00).
     “Intellectual Property” has the meaning given that term in Section 6.1(t).
     “Interest Expense” means, for any period, without duplication, (a) total interest expense of the Trust and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis for such period, plus (b) the Trust’s pro rata share of Interest Expense of Unconsolidated Affiliates for such period.
     “Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the 13th day of the month which is 1, 2, 3 or 6 months thereafter, as the Borrowers may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be. Notwithstanding the foregoing if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     “Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “KeyBank” means KeyBank National Association, together with its successors and assigns.
     “L/C Commitment Amount” equals up to $10,000,000.00.

     “Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns.
     “Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.
     “Letter of Credit” has the meaning given that term in Section 2.3(a).
     “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
     “Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Lender (other than the Lender acting as the Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.3(i), and the Lender acting as the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Lenders other than the Lender acting as the Agent of their participation interests under such Section.
     “LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (expressed to the fifth decimal place) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (expressed to the fifth decimal place) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
     “LIBOR Loan” means a Loan, bearing interest at a rate based on LIBOR.

     “Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
     “Loan” means a loan made by a Lender to any Borrower pursuant to Section 2.1(a) or 2.2(a).
     “Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Pledge Agreement, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.
     “Loan Party” means each of the Borrowers and each Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
     “LRT Entity” means each Person in which the Agent, on behalf of the Lenders, is granted a lien on the ownership interests pursuant to the Pledge Agreement.
     “Mandatorily Redeemable Stock” means, with respect to the Trust or any Subsidiary, any Equity Interest thereof which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the Termination Date. For the avoidance of doubt, the parties hereto agree that the following Equity Interests of the Trust do not qualify as Mandatorily Redeemable Stock based on their terms as in effect on the Agreement Date: (w) 8.05% Series B Cumulative Redeemable Preferred Stock established pursuant to Articles Supplementary filed by the Trust on June 17, 2003 with the Department of Assessments and Taxation of the State of

Maryland, (x) 6.50% Series C Cumulative Convertible Preferred Stock established pursuant to Articles Supplementary filed by the Trust on December 8, 2004 with the Department of Assessments and Taxation of the State of Maryland, (y) 7.55% Series D Cumulative Redeemable Preferred Stock established pursuant to Articles Supplementary filed by the Trust on February 14, 2007 with the Department of Assessments and Taxation of the State of Maryland, and (z) 5.45% Exchangeable Guaranteed Notes due 2027 established pursuant to an Indenture and First Supplemental Indenture dated as of January 29, 2007, and a Second Supplemental Indenture dated as of March 9, 2007.
     “Material Adverse Effect” means a materially adverse effect on (a) the business or financial condition of the Trust and its Subsidiaries taken as a whole, (b) the ability of any Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents.
     “Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Borrower, any other Loan Party or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.
     “Mortgage Receivable” means a promissory note secured by a Mortgage of which a Borrower, a Guarantor or one of their respective Subsidiaries is the holder and retains the rights of collection of all payments thereunder.
     “Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
     “Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
     “Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) (the foregoing, collectively “Gross Revenues”) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of a Borrower or any Subsidiary and any property management fees).
     “Net Proceeds” means with respect to any Equity Issuance by a Person or any Permitted Financing by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with any such Equity Issuance or Permitted Financing) received by such Person in respect of such Equity Issuance or Permitted Financing net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance or Permitted Financing. Notwithstanding the foregoing, Net Proceeds will not include net proceeds from any Equity Issuance to the extent used to redeem an existing class of Equity Interest of the Trust or any of its Subsidiaries.
     “Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, bankruptcy, insolvency, receivership and other similar events, and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness. Liability of a Person under a completion guarantee for a Development Property, to the extent relating to the Nonrecourse Indebtedness of another Person, shall not, in and of itself, prevent such liability from being characterized as Nonrecourse Indebtedness.
     “Note” has the meaning given that term in Section 2.10(a).
     “Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1(b) and Section 2.2(b) evidencing the Borrowers’ request for a borrowing of Loans.
     “Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.8 evidencing the Borrowers’ request for the Continuation of a LIBOR Loan.
     “Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.9 evidencing the Borrowers’ request for the Conversion of a Loan from one Type to another Type.
     “Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all

other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrowers and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
     “Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property leased by tenants that are not Affiliates paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such Property.
     “OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
     “Off-Balance Sheet Obligations” means liabilities and obligations of any Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Trust would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the report on Form 10-Q or Form 10-K (or their equivalents) which the Trust is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
     “Operating Partnership” means LCIF, LCIFII or Net 3.
     “Participant” has the meaning given that term in Section 12.5(c).
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
     “Permitted Financing” means a sale or refinancing of a Borrowing Base Asset.
     “Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property for its intended business use or impair the intended business use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) Liens in favor of a Borrower or a Guarantor securing obligations owing by a Subsidiary to such Borrower or such Guarantor, which obligations have been subordinated to the Obligations on terms satisfactory to the Agent; and (g) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1(g).
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Pledge Agreement” means collectively each pledge agreement now or hereafter executed among the Borrowers, the Guarantor and the Agent for the benefit of the Lenders, as amended and in effect from time to time, together with any other security document now or hereafter granted to secure the Obligations.
     “Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).
     “Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by a Borrower or another Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to a Borrower or another Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
     “Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
     “Prime Rate” means the rate of interest established by the Agent, from time to time, as its “prime rate”, whether or not publicly announced. The Prime Rate is not necessarily the best or the lowest rate of interest charged by the Agent for commercial loans or other extensions of credit.
     “Principal Office” means the office of the Agent located at 225 Franklin Street, Boston, Massachusetts, or such other office of the Agent as the Agent may designate from time to time.

     “Property” means any parcel of real property owned or leased (in whole or in part) or operated by any Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrowers and which is located in a state of the United States of America or in the District of Columbia.
     “Property Subsidiary” means a Subsidiary, the Equity Interests of which are wholly-owned, directly or indirectly by a Borrower or a Guarantor and that directly owns or leases a Property that is included in the Borrowing Base Assets Pool.
     “Register” has the meaning given that term in Section 12.5(e).
     “Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.
     “Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrowers to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.
     “REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
     “Removal Request” has the meaning given that term in Section 7.16(a).
     “Requisite Lenders” means, as of any date, Lenders having at least 66-2/3% of the aggregate amount of the Commitments (not held by Defaulting Lenders who are not entitled to vote), or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities (not held by Defaulting Lenders who are not entitled to vote), provided that in the event the Term Loan Commitments have been deemed terminated as a result of a repayment in full of the Term Facility, Requisite Lenders shall also require at least three (3) Revolving Lenders unless (a) there are only three (3) Revolving Lenders hereunder in which event two (2) Revolving Lenders will be required, or (b) there are less than three (3) Revolving Lenders hereunder in which event all of the Revolving Lenders shall be required. Commitments, Loans and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
     “Responsible Officer” means with respect to a Borrower or any other Subsidiary, the chief executive officer and the chief financial officer of such Borrower or such Subsidiary.

     “Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Trust or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Trust or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Trust or any Subsidiary now or hereafter outstanding.
     “Revolving Facility” has the meaning set forth in the second introductory paragraph.
     “Revolving Facility Amount” means eighty five million dollars ($85,000,000.00), subject to increase pursuant to Section 2.15 hereof or decrease pursuant to Section 2.11 hereof.
     “Revolving Facility Loan” means a loan made by a Lender to any Borrower pursuant to Section 2.2(a).
     “Revolving Lenders” shall mean the various Lenders which have each issued a Revolving Loan Commitment hereunder.
     “Revolving Loan Commitment” means the amount set forth for such Lender on its signature page hereto as such Lender’s “Revolving Loan Commitment”, or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.11, or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5, or increased in accordance with Section 2.15.
     “Revolving Loan Commitment Percentage” means, as to each Lender with a Revolving Loan Commitment, the ratio, expressed as a percentage, of (a) the aggregate amount of such Lender’s Revolving Loan Commitment to (b) the aggregate amount of the Revolving Loan Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Loan Commitment have terminated or been reduced to zero, the “Revolving Loan Commitment Percentage” of each Lender shall be the Revolving Loan Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.
     “Revolving Loan Exposure” means, from time to time, the aggregate of (a) the outstanding Revolving Facility Loans made by the Lenders, and (b) the Letter of Credit Liabilities.
     “Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.
     “Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

     “Section 1031 Exchange” means a like kind tax-free exchange of real property interests in accordance with Section 1031 of the Internal Revenue Code.
     “Secured Indebtedness” means, with respect to a Person, (a) all Indebtedness of such Person that is secured in any manner by any Lien on any property, plus (b) such Person’s pro rata share of the Secured Indebtedness of any such Person’s Unconsolidated Affiliates.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
     “Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Stabilized Property” means a completed Property that has at any time achieved an Occupancy Rate of at least 80%.
     “Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
     “Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding the foregoing, Sunset Park West Limited Partnership, Sunset Park Business Trust, One Woodstock Associates Limited Partnership and CTO Associates Limited Partnership shall be subsidiaries hereunder, with the Borrowing Base Availability of the Properties owned by such entities being adjusted to reflect the Borrowers’ pro rata ownership interest in such entities.
     “Tangible Net Worth” means, as of a given date, (a) the stockholders’ equity of the Trust and Subsidiaries determined on a consolidated basis, plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining stockholders’ equity of the Trust and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, other than intangibles required to be recorded under Statement of Financial Accounting Standards No. 141, all determined on a consolidated basis. Notwithstanding the foregoing, (x) amortization of above or below market rents pursuant to Statement of Financial Accounting Standards No. 141 shall not be excluded under either of the preceding clauses (i) or (ii) and (y) the effect of marked-to-market adjustments required to be made under GAAP with respect to assumed indebtedness shall be excluded when determining Tangible Net Worth.
     “Taxes” has the meaning given that term in Section 3.12.
     “Term Facility” has the meaning set forth in the second introductory paragraph.
     “Term Facility Amount” means one hundred sixty five million dollars ($165,000,000.00), subject to increase pursuant to Section 2.15 hereof or decrease pursuant to Section 2.11 hereof.
     “Term Facility Loan” means a loan made by a Lender to any Borrower pursuant to Section 2.1(a).
     “Term Lenders” shall mean the various Lenders which have each issued a Term Loan Commitment hereunder.
     “Term Loan Commitment” means the amount set forth for such Lender on its signature page hereto as such Lender’s “Term Loan Commitment”, or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.11, or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5, or increased in accordance with Section 2.15.
     “Term Loan Commitment Percentage” means, as to each Term Lender, the ratio, expressed as a percentage, of (a) the aggregate amount of such Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Lenders; provided, however, that if at the time of determination the Term Loan Commitment have terminated or been reduced to zero, the “Term Loan Commitment Percentage” of each Lender shall be the Term Loan Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.
     “Termination Date” means the earlier of (a) the date on which the Commitments are reduced to zero under Section 2.11 or (b) February 13, 2011 (or such later date to which the Termination Date may be extended pursuant to Section 2.12).
     “Titled Agents” means each of the Arranger, the Book Running Manager and their respective successors and permitted assigns.
     “Total Available Commitments” means, at any time of determination, the lesser of (a) the aggregate amount of the Commitments at such time, or (b) the then Borrowing Base Availability.

     “Total Indebtedness” means all Indebtedness of the Trust and all of its Subsidiaries determined on a consolidated basis.
     “Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.
     “UCC”: means the Uniform Commercial Code from time to time in effect in The State of New York; provided, that if by mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest granted hereunder in the any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions hereof relating to such perfection or effect of perfection or non-perfection.
     “Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the Fair Market Value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
     “Unimproved Land” means land on which no development (other than paving or other improvements that are not material and are temporary in nature) has occurred and for which no construction is planned in the following 12 months.
     “Value” means (a) with respect to (i) any Property in the Borrowing Base Assets Pool acquired prior to January 1, 2008 or (ii) any Property in the Borrowing Base Assets Pool acquired after January 1, 2008 with respect to which there has been, in the reasonable determination of the Agent, material change in the operating economics of the Property, (A) the Net Operating Income of such Property for the fiscal quarter most recently ended, times (B) 4 divided by (C) the Capitalization Rate and (b) with respect to any other Property in the Borrowing Base Assets Pool, the value of such Property based on cost determined in accordance with GAAP.
     “Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Times.
     Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Trust or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Trust. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.
Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.
     When determining the Trust’s compliance with any financial covenant contained in any of the Loan Documents, only the Trust’s pro rata share of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.
ARTICLE II. - CREDIT FACILITY
Section 2.1. Term Facility Loans.
     (a) Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Term Lender severally and not jointly agrees to make Term Facility Loans to the Borrowers in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Term Loan Commitment. The aggregate amount of Term Facility Loans shall not at any time exceed the lesser of (i) the Term Facility Amount, (ii) the aggregate Term Loan Commitments, or (iii) the

Borrowing Base Availability less the Revolving Loan Exposure. The Term Facility Loans shall be funded, subject to satisfaction of all terms and conditions contained herein in an initial single funding on the Effective Date in an amount not to exceed $165,000,000.00; provided, however, that Term Facility Loans that may be available for funding as a result of an increase to the Term Facility Amount pursuant to Section 2.15 hereof may be funded within ninety (90) days of the Increase Effective Date for such increase.
     (b) Requesting Term Facility Loans. The Borrowers shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Term Facility Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrowers pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Term Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrowers. Together with the notice to the Agent as specified immediately above, the Borrowers shall deliver to the Agent a completed, current Borrowing Base Certificate.
     (c) Disbursements of Term Facility Loan Proceeds. To the extent that the Term Facility Amount is increased pursuant to Section 2.15, no later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Term Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Term Facility Loan (if any) to be made by such Term Lender. With respect to Term Facility Loans to be made after the Effective Date, unless the Agent shall have been notified by any Term Lender prior to the specified date of borrowing that such Term Lender does not intend to make available to the Agent the Term Facility Loan to be made by such Term Lender on such date, the Agent may assume that such Term Lender will make the proceeds of such Term Facility Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers the amount of such Term Facility Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrowers no later than 2:00 p.m. on the date and at the account specified by the Borrowers in such Notice of Borrowing.
Section 2.2. Revolving Facility Loans.
     (a) Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Revolving Lender severally and not jointly agrees to make Revolving Facility Loans to the Borrowers in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Revolving Lender’s Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrowers may borrow, repay and reborrow Revolving Facility Loans hereunder. The aggregate amount of Revolving Loan Exposure outstanding shall not at any time exceed the lesser of (i) the Revolving Facility Amount, (ii) the aggregate Revolving Loan Commitments, or (iii) the Borrowing Base Availability less the outstanding principal balance of the Term Facility Loan.
     (b) Requesting Revolving Loans. The Borrowers shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Facility Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrowers pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Revolving Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrowers. Together with the notice to the Agent as specified immediately above, the Borrowers shall deliver to the Agent a completed, current Borrowing Base Certificate.
     (c) Disbursements of Revolving Facility Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Revolving Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Facility Loan to be made by such Revolving Lender. With respect to Revolving Facility Loans to be made after the Effective Date, unless the Agent shall have been notified by any Revolving Lender prior to the specified date of borrowing that such Revolving Lender does not intend to make available to the Agent the Revolving Facility Loan to be made by such Revolving Lender on such date, the Agent may, but shall not be obligated to, assume that such Revolving Lender will make the proceeds of such Revolving Facility Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers the amount of such Revolving Facility Loan to be provided by such Revolving Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrowers no later than 2:00 p.m. on the date and at the account specified by the Borrowers in such Notice of Borrowing.
Section 2.3. Letters of Credit.
     (a) Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrowers during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount. For the purposes of this Agreement, the Existing LC shall be deemed issued pursuant to the terms of this Agreement and shall be considered a Letter of Credit under this Agreement, Wachovia Bank, National Association shall be entitled to the various benefits of the Agent under this Agreement as issuer of the Existing LC and each Revolving Lender shall have the obligations set forth herein to Wachovia Bank, National Association with respect to the Existing LC. The Borrowers acknowledge and agree that to the extent there shall be any extension of the Existing LC, the Borrowers shall utilize commercially reasonable efforts to arrange for the issuance of a new Letter of Credit by the Agent pursuant to the terms hereof in replacement for the Existing LC.
     (b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to the reasonable approval by the Agent and the Borrowers. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date; provided, further, that a Letter of Credit that contains an automatic extension provision may provide for an extension of its expiration date to a date not more than one year beyond the Termination Date so long as the Borrowers deliver to the Agent no later than 20 days prior to the Termination Date (A) either (1) cash collateral for such Letter of Credit on terms reasonably acceptable to the Agent, (2) a backup letter of credit having terms acceptable to the Agent and issued by a domestic financial institution having a rating assigned by a Rating Agency to its senior unsecured long term indebtedness of AA/Aa2 or (3) other collateral satisfactory to the Agent and all of the Revolving Lenders and (B) a reimbursement agreement in form and substance acceptable to the Agent and such other documents requested by the Agent evidencing the Borrowers’ reimbursement obligations in respect of such Letter of Credit.
     (c) Requests for Issuance of Letters of Credit. The Borrowers shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrowers shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrowers have given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V, the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. Upon the written request of the Borrowers, the Agent shall deliver to the Borrowers a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
     (d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrowers of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand; provided, however, the Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrowers in any respect from the applicable Reimbursement Obligation. The Borrowers hereby unconditionally and irrevocably agree to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of Section 2.3(i) such Lender’s Revolving Loan Commitment Percentage of such payment.
     (e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrowers shall advise the Agent whether or not the Borrowers intend to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if they do, the Borrowers shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrowers fail to so advise the Agent, or if the Borrowers fail to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V would permit the making of Revolving Facility Loans, the Borrowers shall be deemed to have requested a borrowing of Revolving Facility Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Facility Loan to be made available to the Agent not later than 1:00 p.m. or (ii) if such conditions would not permit the making of Revolving Facility Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
     (f) Effect of Letters of Credit on Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Loan Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Loan Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
     (g) Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for, and the Borrowers’ obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Agent or any Lender any liability to the Borrowers or any Lender. In this regard, the obligation of the Borrowers to reimburse the Agent for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between any Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrowers’ Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrowers’ unconditional obligation to reimburse the Agent for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrowers shall have no obligation to indemnify the Agent or any Lender in respect of any liability incurred by the Agent or such Lender arising solely out of the gross negligence or willful misconduct of the Agent or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrowers may have with respect to the gross negligence or willful misconduct of the Agent or any Lender with respect to any Letter of Credit.

     (h) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders (or all of the Lenders if required by Section 12.6) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrowers shall pay the Fees, if any, payable under the last sentence of Section 3.6(a).
     (i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Loan Commitment Percentage of the liability of the Agent with respect to such Letter of Credit, and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender’s Revolving Loan Commitment Percentage of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrowers in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Loan Commitment Percentage in any interest or other amounts payable by the Borrowers in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the third and last sentences of Section 3.6(a)). Notwithstanding the foregoing, in the event of a default in any Lender’s obligations to fund under this Agreement exists or any Lender is at such time an Impacted Lender, the Agent shall have the right, but not the obligation, to refuse to issue any Letter of Credit unless the Agent has entered into satisfactory arrangements with the Borrower and/or such Impacted Lender to eliminate the Agent’s risk with respect to such Impacted Lender.
     (j) Payment Obligation of Lenders. Each Revolving Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Loan Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.3(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Loan Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.3(e) is received by a Revolving Lender not later than 11:00 a.m., then such Revolving Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 1:00 p.m. on the next succeeding Business Day. The obligation of each Revolving Lender to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of any Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(f) or 10.1(g) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.
     (k) Information to Lenders. The Agent shall periodically deliver to the Revolving Lenders information setting forth the Stated Amount of all outstanding Letters of Credit. Other than as set forth in this subsection, the Agent shall have no duty to notify the Revolving Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under Section 2.3(j).
Section 2.4. Rates and Payment of Interest on Loans.
     (a) Rates. The Borrowers promise to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
     (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and
     (ii) during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin with respect to such Loan.
Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrowers shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, and on any other amount payable by the Borrowers hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
     (b) Payment of Interest. Accrued and unpaid interest on each Loan shall be payable monthly in arrears on the 13th day of each calendar month, provided if such day is not a Business Day, interest shall be due on the next succeeding Business Day. Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrowers. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.
Section 2.5. Number of Interest Periods.
     There may be no more than six (6) different Interest Periods for LIBOR Loans outstanding under each of the Term Facility and the Revolving Facility at the same time.

Section 2.6. Repayment of Loans.
     The Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date.
Section 2.7. Prepayments.
     (a) Optional. Subject to Section 4.4, the Borrowers may prepay any Loan at any time without premium or penalty, provided that such prepayments shall be applied in such a manner as to limit, to the extent possible, the amounts due under Section 4.4. The Borrowers shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Loan.
     (b) Mandatory.
     (i) If at any time the aggregate principal amount of all outstanding Loans exceeds the Total Available Commitments, the Borrowers shall promptly (and in any event, within 2 Business Days after notice thereof from the Agent) pay to the Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied to pay all amounts of principal outstanding on the Loans pro rata in accordance with Section 3.2. If the Borrowers are required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrowers shall pay all amounts due under Section 4.4, provided that such prepayments shall be applied in such a manner as to limit, to the extent possible, the amounts due under Section 4.4.
     (ii) With respect to each Permitted Financing, or upon the release of any Borrowing Base Asset from the Borrowing Base Assets Pool as provided in Section 7.16, the Borrowers shall pay to the Agent on the closing date of such Permitted Financing, for the accounts of the Lenders, an amount in respect of such transaction equal to the greater of (a) 125% of the Borrowing Base Availability attributable to the Property subject to such Permitted Financing or release, or (b) 75% of the Net Proceeds received by the Borrowers in respect of such Permitted Financing, such prepayment to be applied first to the amounts outstanding under the Term Facility and then to the amounts outstanding under the Revolving Facility (provided that such prepayments shall be applied in such a manner as to limit, to the extent possible, the amounts due under Section 4.4.) provided, however, that no such prepayment shall be required in connection with a Permitted Financing comprised of the sale of a Property in the event that the Borrowers utilize the proceeds from such sale in connection with a Section 1031 Exchange provided that (x) the Section 1031 Exchange is documented in a manner reasonably acceptable to the Agent and its counsel, (y) any cash proceeds received by any Loan Party in connection with such Section 1031 Exchange are kept with a third party intermediary consistent with the requirements of the Internal Revenue Code and (z) upon the completion such Section 1031 Exchange, the property received by the Borrowers from such Section 1031 Exchange shall satisfy the requirements for inclusion in the Borrowing Base Assets Pool in accordance with Section 7.15.

Section 2.8. Continuation.
     So long as no Default or Event of Default shall exist, the Borrowers may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrowers giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrowers of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrowers once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrowers shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9 or the Borrowers’ failure to comply with any of the terms of such Section.
Section 2.9. Conversion.
     The Borrowers may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrowers once given.
Section 2.10. Notes.
     (a) Note. The Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit E (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.
     (b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrowers, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrowers under any of the Loan Documents.
     (c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrowers of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrowers, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrowers shall at their own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.11. Voluntary Reduction of the Commitment.
     The Borrowers shall have the right to terminate or reduce the aggregate unused amount of the Term Facility and/or the Revolving Facility (for which purpose use of the Revolving Facility shall be deemed to include the aggregate amount of Letter of Credit Liabilities, without duplication) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, (a) that Lenders shall be indemnified for any breakage and redeployment costs associated with any LIBOR Loans, (b) any reductions shall be the in minimum increments set forth in Section 3.5(c), and (c) if the Borrowers seek to reduce the aggregate amount of the Revolving Loan Commitments or the Term Loan Commitments below $50,000,000.00 respectively, then such Commitments shall all automatically and permanently be reduced to zero. The Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced may not be increased or reinstated.
Section 2.12. Extension of Termination Date.
     The Borrowers shall have the right, exercisable one time, to extend the Termination Date by twelve (12) months. The Borrowers may exercise such right only by executing and delivering to the Agent at least 60 days but not more than 90 days prior to the initial Termination Date, a written request for such extension (an “Extension Request”). The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for twelve (12) months effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist, (ii) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan

Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (iii) the Borrowers and each other Loan Party shall be in compliance with all covenants in the Loan Documents to which any of them is a party, and (b) the Borrowers shall have paid the Fees payable under Section 3.6(b).
Section 2.13. Expiration or Maturity Date of Letters of Credit Past Termination Date.
     (a) If on the date the Revolving Loan Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrowers shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.
     (b) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrowers hereby pledge and grant to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of their respective right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.
     (c) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
     (d) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers and the Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.
     (e) If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 10.4.

     (f) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Agent shall, from time to time, at the request of the Borrowers, deliver to the Borrowers within 10 Business Days after the Agent’s receipt of such request from the Borrowers, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time.
     (g) The Borrowers shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.
Section 2.14. Amount Limitations.
     Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, and no reduction of any Commitments pursuant to Section 2.11 shall take effect, if immediately after the making of such Loan or such reduction in the Commitments the aggregate principal amount of all outstanding Revolving Facility Loans or Term Facility Loans would exceed the aggregate amount of the subject Term Loan Commitments or Revolving Loan Commitments at such time.
Section 2.15. Increase in Facility Amount.
     (a) With the prior consent of the Agent, the Borrowers shall have the right at any time and from time to time during the term of this Agreement to request increases in the amount of the Term Facility (provided that after giving effect to any increases in the Term Facility pursuant to this Section, the aggregate amount of the Term Loan Commitments may not exceed $300,000,000.00) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such increase in the Term Facility must be in a minimum amount of $10,000,000.00 and must not exceed an aggregate maximum amount of $135,000,000.00.
     (b) With the prior consent of the Agent, the Borrowers shall have the right at any time and from time to time during the term of this Agreement to request increases in the amount of the Revolving Facility (provided that after giving effect to any increases in the Revolving Facility pursuant to this Section, the aggregate amount of the Revolving Facility Commitments may not exceed $200,000,000.00) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such increase in the Revolving Facility must be in an aggregate minimum amount of $10,000,000.00 and must not exceed an aggregate maximum amount of $115,000,000.00.
     (c) Notwithstanding the provisions of Section 11.5, no Lender shall be required to increase its Commitment and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (or in the case of an existing Lender, the increase in the amount of its Commitment

Percentage, in each case as determined after giving effect to the increase of Commitments) of any outstanding Loans, by making available to the Agent for the account of such other Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Loans to be purchased by such Lender plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.3(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. The Borrowers shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4 as a result of the prepayment of any such Loans. No increase of the Commitments may be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by any Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct in all material respects on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date). In connection with any increase in the aggregate amount of the Commitments pursuant to this subsection, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrowers shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment within 2 Business Days of the effectiveness of the applicable increase in the aggregate amount of Commitments. Any increase in the Facility Amount pursuant to this Section 2.15 shall be subject to the condition that the Borrowers shall have paid to the Agent, such fees as shall be due to Agent and/or the Lenders at such time under the Fee Letter. The provisions of this Section 2.15 shall not constitute a “commitment” to lend, and the Commitments of the Lenders shall not be increased until satisfaction of the provisions of this Section 2.15 and actual increase of the Commitments as provided herein. The date an increase of the Commitments becomes effective pursuant to this Section 2.15 is referred to herein as an “Increase Effective Date.”
Section 2.16. Joint and Several Liability.
     (a) The obligations of the Borrowers hereunder and under the other Loan Documents to which any Borrower is a party shall be joint and several, and accordingly, each Borrower confirms that it is liable for the full amount of the “Obligations,” regardless of whether incurred by such Borrower or any other Borrower, and all of the other obligations and liabilities of the other Borrowers hereunder and under the other Loan Documents.
     (b) Each of the Borrowers represents and warrants to the Agent and the Lenders that the Borrowers, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts.
     (c) None of the Lenders or the Agent shall be obligated or required before enforcing any Loan Document against a Borrower: (a) to pursue any right or remedy any of them may have against any other Borrower, any Guarantor or any other Person or commence any suit or other proceeding against any other Borrower, any Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of any other Borrower, any Guarantor or any other Person; or (c) to make demand of any other Borrower, any Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations.
     (d) The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, a Borrower, and without discharging such Borrower from its obligations hereunder, take any of the following actions: (i)  release or otherwise deal with all, or any part, of any collateral securing any of the Obligations and in which any other Borrower has rights; (ii) release any other Borrower, any Guarantor or any other Person liable in any manner for the payment or collection of the Obligations; (iii) exercise, or refrain from exercising, any rights against any other Borrower, any Guarantor or any other Person; and (iv) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders shall elect.
     (e) It is the intent of each Borrower, the Agent and the Lenders that in any proceeding of the types described in Sections 10.1(f) or 10.1(g), a Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders) to be avoidable or unenforceable against such Borrower in such proceeding as a result of Applicable Law, including without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders) shall be determined in any such proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Borrower shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This subsection is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Borrower or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
     (f) Each Borrower assumes all responsibility for being and keeping itself informed of the financial condition of the other Borrowers and the Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Borrower assumes and incurs hereunder, and agrees that none of the Agent or the Lenders shall have any duty whatsoever to advise any Borrower of information regarding such circumstances or risks.
Section 2.17. Borrower Representative.
     Each of the Borrowers hereby appoints the Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans as described in Articles II and III). Each of the Borrowers acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of any of the Borrowers as the Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Borrowers and (c) the Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Borrowers (or any of them). The Borrowers must act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with the Agent or the Lenders, such Borrower shall do so through the Borrower Representative.
Section 2.18. Security Interests in Collateral.
     To secure their Obligations under this Agreement and the other Loan Documents, the Borrowers and each other Loan Party grant to the Agent, for its benefit and the benefit of the other Lenders, a first-priority security interest in all of the Collateral pursuant to the Pledge Agreement together with such other security documents as may now or hereafter be executed to secure the Obligations. Without limiting the foregoing, at the option of the Agent, any applicable Property Subsidiary shall grant to the Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to said Borrowing Base Asset to secure the Obligations; provided, however, in the event of a Permitted Financing with respect to such Borrowing Base Asset, or other refinance with the consent of the Agent of the Borrowing Base Asset, the Agent shall release said mortgage or deed of trust to the refinanced loan subject to the payment of the Mandatory Principal Prepayment relating thereto.
ARTICLE III. - PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1. Payments.
     Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4, the Borrowers may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrowers hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.
Section 3.2. Pro Rata Treatment.
     Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1(a), 2.2(a) and 2.3(a) shall be made by the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.11 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments under the subject Facility; (b) each payment or prepayment of principal of Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; and (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3, shall be pro rata in accordance with their respective Commitments.
Section 3.3. Sharing of Payments, Etc.
     If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrowers under this Agreement, or shall obtain payment on any other Obligation owing by the Borrowers or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrowers to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 10.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.4, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrowers agree that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.
Section 3.4. Several Obligations.
     No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5. Minimum Amounts.
     (a) Borrowings and Conversions. Except as otherwise provided in Section 2.3(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof. Each borrowing of, Conversion to and Continuation of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess of that amount.
     (b) Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).
     (c) Reductions of Commitments. Each reduction of the Commitments under Section 2.11 shall be in minimum decrements of $10,000,000.00.
     (d) Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $50,000.00.
Section 3.6. Fees.
     (a) Unused Facility Fee. During the period from the Effective Date to but excluding the Termination Date, the Borrowers agree to pay to the Agent for the account of the Revolving Lenders an unused facility fee with respect to the difference between Revolving Facility Amount and the Revolving Loan Exposure (the “Unused Amount”). Such fee shall be computed by multiplying the Unused Amount by the rate of one-quarter of one percent (0.25%) per annum, calculated daily (based on the number of days elapsed in a 360-day year). Such fee shall be payable in arrears the last day of March, June, September and December in each year. Any such accrued and unpaid fee shall also be payable on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero.
     (b) Letter of Credit Fees. The Borrowers agree to pay to the Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of

Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the last day of March, June, September and December in each year, (ii) the Termination Date, (iii) the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. In addition, the Borrowers shall pay to the Agent for its own account and not the account of any Lender, an issuance fee (with such issuance fee being paid to Wachovia Bank, National Association with respect to any Existing LC to the extent Wachovia shall remain the issuer thereof) in respect of each Letter of Credit equal to the greater of (i) $500.00 or (ii) one and one-half of a tenth of a percent (0.15%) per annum on the initial Stated Amount of such Letter of Credit (A) for the period from and including the date of issuance of such Letter of Credit through and including the expiration date of such Letter of Credit and (B) if the expiration date of any Letter of Credit is extended (whether as a result of the operation of an automatic extension clause or otherwise), for the period from but excluding the previous expiration date to and including the extended expiration date. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance (or in the case of an extension of the expiration date, on the previous expiration date). The Borrowers shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.
     (c) Extension Fee. If the Borrowers exercise their right to extend the Termination Date in accordance with Section 2.12, the Borrowers agree to pay to the Agent for the pro rata account of each Lender (based on each Lender’s respective Term Loan Commitment and Revolving Loan Commitment) a fee equal to one-quarter of one percent (0.25%) of the amount of the then outstanding Term Facility Loans and the Revolving Facility Amount (whether or not utilized) at the time of such extension. Such fee shall be due and payable in full on the date the Agent receives the Extension Request pursuant to such Section.
     (d) Administrative and Other Fees. The Borrowers agree to pay the administrative and other fees of the Agent pursuant to the Fee Letter and as may otherwise be agreed to in writing by the Borrowers and the Agent from time to time.
Section 3.7. Computations.
     Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided, however, any accrued interest on any LIBOR Rate Loan shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.8. Usury.
     In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrowers shall notify the respective

Lender in writing that the Borrowers elect to have such excess sum returned to them forthwith. It is the express intent of the parties hereto that the Borrowers not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrowers under Applicable Law.
Section 3.9. Agreement Regarding Interest and Charges.
     The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrowers for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections Section 2.4(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.10. Statements of Account.
     The Agent will account to the Borrowers monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrowers absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrowers from any of their obligations hereunder.
Section 3.11. Defaulting Lenders.
     (a) Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrowers under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective

Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon such Defaulting Lender’s curing of its default.
     (b) Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrowers no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrowers may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(d) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5(d), shall pay to the Agent an assignment fee in the amount of $7,000.00. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). Notwithstanding the foregoing, the Defaulting Lender shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrowers. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.12. Taxes.
     (a) Taxes Generally. All payments by the Borrowers of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by the assets, net income, receipts or branch profits of any Lender or the Agent, (iii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), and (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrowers will:
     (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
     (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and
     (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.
     (b) Tax Indemnification. If the Borrowers fail to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrowers.
     (c) Tax Forms. Prior to the date that any Foreign Lender becomes a party hereto, such Foreign Lender shall deliver to the Borrowers and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Foreign Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Foreign Lender shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrowers or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrowers or the Agent. The Borrowers shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Foreign Lender or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Foreign Lender or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Foreign Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Foreign Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.
ARTICLE IV. - YIELD PROTECTION, ETC.
Section 4.1. Additional Costs; Capital Adequacy.
     (a) Additional Costs. The Borrowers shall promptly pay to the Agent for the account of each affected Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
     (b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrowers (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).
     (c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrowers under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrowers shall pay promptly, and in any event within 3 Business Days of demand, to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.
     (d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrowers of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrowers from any of their obligations hereunder (and in the case of a Lender, to the Agent). The Agent or such Lender agrees to furnish to the Borrowers (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.
     Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:
     (a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or
     (b) the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;
then the Agent shall give the Borrowers and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrowers shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.
Section 4.3. Illegality.
     Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrowers thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6 shall be applicable).
Section 4.4. Compensation.
     The Borrowers shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is directly attributable to:
     (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrowers for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrowers’ request, any Lender requesting compensation under this Section shall provide the Borrowers with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.5. Affected Lenders.
     If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrowers may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(d) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrowers of their rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrowers’ obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12 or 4.1 with respect to periods up to the date of replacement.
Section 4.6. Treatment of Affected Loans.
     If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3, then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(b) or 4.3, on such earlier date as such Lender may specify to the Borrowers with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:
     (a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
     (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrowers (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 4.7. Change of Lending Office.
     Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12, 4.1 or 4.3. to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 4.8. Assumptions Concerning Funding of LIBOR Loans.
     Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
ARTICLE V. - CONDITIONS PRECEDENT
Section 5.1. Initial Conditions Precedent.
     The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:
     (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
     (i) Counterparts of this Agreement executed by each of the parties hereto;
     (ii) Notes executed by the Borrowers, payable to each Lender and complying with the applicable provisions of Section 2.10;
     (iii) The Guaranty executed by each Guarantor existing as of the Effective Date;

     (iv) The Pledge Agreement executed by the Parties thereto;
     (v) An opinion of counsel to the Loan Parties, addressed to the Agent and the Lenders, addressing the matters set forth in Exhibit F;
     (vi) The articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of the Borrowers and each other Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
     (vii) A certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
     (viii) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrowers, and the officers of the Borrower Representative then authorized to deliver Notices of Borrowing, Notices of Continuation, Notices of Conversion and to request the issuance of Letters of Credit;
     (ix) Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
     (x) The Fees then due and payable under Section 3.6, and any other Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;
     (xi) A Compliance Certificate calculated as of                          , 2009 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date);
     (xii) A letter from each applicable agent under the Existing Credit Agreement providing information regarding the payment in full of amounts outstanding thereunder and providing for the treatment thereof;
     (xiii) A Borrowing Base Certificate dated as of the Effective Date;

     (xiv) Such due diligence (including lien searches and/or title reports) with respect to the Borrowing Base Assets Pool as the Agent on behalf of the Lenders may reasonably request;
     (xv) all documentation, recordings, filings and other actions in the judgment of the Agent required to collaterally assign the Collateral to the Agent for the benefit of the Lenders and to perfect the Agent’s first priority Lien therein for the benefit the Lenders shall have been completed; and
     (xvi) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and
     (b) In the good faith judgment of the Agent and the Lenders:
     (i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Trust and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
     (ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrowers or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
     (iii) The Trust and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which any Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
     (iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.
Section 5.2. Conditions Precedent to All Loans and Letters of Credit.
     The obligations of the Lenders to make any Loans and of the Agent to issue Letters of Credit are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Each Credit Event shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrowers otherwise notify the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrowers shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in this Article V have been satisfied.
ARTICLE VI. - REPRESENTATIONS AND WARRANTIES
Section 6.1. Representations and Warranties.
     In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrowers represents and warrants to the Agent and each Lender as follows:
     (a) Organization; Power; Qualification. Each of the Borrowers, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
     (b) Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Trust setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Guarantor or Property Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Trust and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Property Subsidiary shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Trust, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Trust.
     (c) Authorization of Agreement, Etc. Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrowers and each other Loan Party have the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
     (d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Borrower or any other Loan Party, or, with the exception of the Existing Loan Documents, any indenture, agreement or other instrument to which any Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower or any other Loan Party, other than Liens created pursuant to the Loan Documents.
     (e) Compliance with Law; Governmental Approvals. Each of the Borrowers, each other Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to a Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
     (f) Title to Properties; Liens. As of the Agreement Date, Schedule 6.1.(f) is a complete and correct listing of all of the real property owned or leased by each Borrower, each other Loan Party and each other Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of any Borrower, any other Loan Party or any other Subsidiary except for Permitted Liens.
     (g) Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Trust and its Subsidiaries, including without limitation, Guarantees of the Trust and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness.
     (h) Material Contracts. Schedule 6.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. No event or condition exists which with the giving of notice, the lapse of time, or both, would permit any party to any such Material Contract to terminate such Material Contract.
     (i) Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrowers, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting any Borrower, any other Loan Party or any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Borrower, any other Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.
     (j) Taxes. All federal, state and other tax returns of each Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon each Borrower, each other Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6 and except in each case for noncompliance with respect to filing or payment which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.1(j) as of the Agreement Date, none of the United States income tax returns of any Borrower, any other Loan Party or any other Subsidiary is under an audit. All charges, accruals and reserves on the books of the Trust and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.
     (k) Financial Statements. The Trust has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Trust and its consolidated Subsidiaries for the fiscal year ending December 31, 2007, and the related audited consolidated statements of operations, cash flows and changes in shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of KPMG LLP, and (ii) the unaudited consolidated balance sheet of the Trust and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2008, and the related unaudited consolidated statements of operations and cash flows of the Trust and its consolidated Subsidiaries for the fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Trust and its consolidated Subsidiaries at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Except as set forth in the Schedules to this Agreement, neither the Trust nor any of its Subsidiaries has on the Agreement Date any contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, in each case, that is not reasonably expected to have a Material Adverse Effect and that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.
     (l) No Material Adverse Change. Since September 30, 2008, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Trust and its Subsidiaries taken as a whole. Each of the Borrowers, the other Loan Parties and the other Subsidiaries is Solvent.
     (m) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
     (n) Not Plan Assets; No Prohibited Transaction. None of the assets of any Borrower, any other Loan Party or any other Subsidiary constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code.
     (o) Absence of Defaults. None of the Borrowers, any of the other Loan Parties or any of the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Borrower, any other Loan Party or any other Subsidiary under any Material Contract (other than this Agreement) or judgment, decree or order to which any Borrower, any other Loan Party or any other Subsidiary is a party or by which any Borrower, any other Loan Party or any other Subsidiary, or any of their respective properties may be bound where, in the case of (i) or (ii), such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (p) Environmental Laws. Except as disclosed in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission, each of the Borrowers, the other Loan Parties and the other Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Trust is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Borrower, any other Loan Party or any other Subsidiary, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Trust’s knowledge, threatened, against any Borrower, any other Loan Party or any other Subsidiary relating to any Environmental Laws.
     (q) Investment Company; Public Utility Holding Company. None of the Borrowers, any of the other Loan Parties or any of the other Subsidiaries is (i) is required to register as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) is required to register as a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
     (r) Margin Stock. None of the Borrowers, any of the other Loan Parties or any of the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
     (s) Affiliate Transactions. Except as is not prohibited by Section 9.11, none of the Borrowers, any of the other Loan Parties or any of the other Subsidiaries is a party to any transaction with an Affiliate.
     (t) Intellectual Property. Each of the Borrowers, other Loan Parties and the other Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person. The Borrowers, the other Loan Parties and the other Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by any Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrowers, the other Loan Parties and the other Subsidiaries, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of any Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
     (u) Business. As of the Agreement Date, the Trust and its Subsidiaries are engaged in the business of acquiring, owning, and managing net leased office, industrial and retail properties, together with other business activities incidental thereto.
     (v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby, other than fees payable to Lenders. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Trust or any of its Subsidiaries ancillary to the transactions contemplated hereby.
     (w) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, any Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrowers, the other Loan Parties and the other Subsidiaries taken as a whole or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, any Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of any Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions as of the date of such information; provided, however, the Agent and the Lenders recognize that such projections as to future events are not to be viewed as facts or guarantees of future performance and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Effective Date, no fact is known to any Borrower which has had, or could reasonably be expected in the future to have (so far as such Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in

Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.
     (x) REIT Status. To the knowledge of the Trust, it qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Trust to maintain its status as a REIT.
     (y) Foreign Assets Control. To the knowledge of the Trust and the Borrowers after due inquiry, none of the Borrower, any Subsidiary or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.
     (z) Security Documents. The Pledge Agreement creates in favor of the Agent, for the benefit of the Agent and the Lenders, a legal, valid and enforceable security interest in the Collateral, and the Pledge Agreement constitutes the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers and the other Loan Parties in such Collateral, in each case prior and superior in right to any other Person.
Section 6.2. Survival of Representations and Warranties, Etc.
     All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower, any other Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any such statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower, any other Loan Party or any other Subsidiary prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrowers in favor of the Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.12 and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents or known by Agent. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VII. - AFFIRMATIVE COVENANTS
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Borrowers shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.
     Except as otherwise permitted under Section 9.7, the Borrowers shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 7.2. Compliance with Applicable Law and Material Contracts.
     The Borrowers shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.
Section 7.3. Maintenance of Property.
     In addition to the requirements of any of the other Loan Documents, the Borrowers shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in the case of either (a) or (b), where the failure to do so would not cause a Material Adverse Effect.
Section 7.4. Conduct of Business.
     The Borrowers shall, and shall cause each other Loan Party and each other Subsidiary to, carry on, their respective businesses as described in Section 6.1(u).
Section 7.5. Insurance.
     In addition to the requirements of any of the other Loan Documents, the Borrowers shall, and shall cause each other Loan Party and each other Subsidiary or with respect to Properties where the tenant is responsible for providing insurance, the Property Subsidiary shall cause such tenant to maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.
     The Borrowers shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the applicable Borrower, or Subsidiary, in accordance with GAAP.
Section 7.7. Visits and Inspections.
     The Borrowers shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, and as often as may be reasonably requested, but only during normal business hours, to: (a) visit and inspect all properties of the Borrowers the other Loan Parties and the other Subsidiaries to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrowers shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of any Borrower, any other Loan Party or any other Subsidiary with its accountants. The exercise by the Agent or a Lender of its rights under this Section shall be at the expense of the Agent or such Lender, as the case may be, unless an Event of Default shall exist in which case it shall be at the expense of the Borrowers.
Section 7.8. Use of Proceeds; Letters of Credit.
     The Borrowers shall use the proceeds of the Loans and the Letters of Credit for general corporate purposes only, including the repayment of the debt under the Existing Credit Agreement, and the acquisition, renovation and improvement of real property by means of the direct or indirect investment by the Borrowers in joint ventures sponsored by the Borrowers. No part of the proceeds of any Loan or Letter of Credit will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to finance any operations in, finance investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.
Section 7.9. Environmental Matters.
     The Borrowers shall, and shall cause all of the other Loan Parties and all of the other Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If any Borrower, any other Loan Party or any other Subsidiary: (a) receives notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receives notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Borrower, any other Loan Party or any other Subsidiary alleging violations of any Environmental Law or requiring any Borrower, any other Loan Party or any other Subsidiary to take any action in connection with the release of Hazardous Materials or (c) receives any notice from a Governmental Authority or private party alleging that any Borrower, any other Loan Party or any other Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrowers shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by a Borrower, any other Loan Party or any other Subsidiary. The Borrowers shall, and shall cause the other Loan Parties and the other Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.
Section 7.10. Books and Records.
     The Borrowers shall, and shall cause each of the other Loan Parties and each of the other Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.
Section 7.11. Further Assurances.
     The Borrowers shall, at the Borrowers’ cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 7.12. Release of a Guarantor.
     The Borrowers may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Guarantor; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1; (iii) any required payment as a result of a Permitted Financing shall be made; and (iv) the Agent shall have received such written request at least 10 Business Days prior to the requested date of release. Delivery by the Borrowers to the Agent of any such request shall constitute a representation by the Borrowers that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13. REIT Status.
     The Trust shall at all times maintain its status as a REIT so long as the Board of Trustees believes it is in the best interest of the Trust.
Section 7.14. Exchange Listing.
     The Trust shall maintain at least one class of common shares of the Trust having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.
Section 7.15. Addition of Borrowing Base Assets.
     (a) Upon confirmation of compliance with this Section 7.15(a) by the Agent and the Requisite Lenders, the Borrowers may from time to time have Properties included in the Borrowing Base Assets Pool. In such event, the Borrowers shall provide to the Agent written notice thereof (each an “Confirmation Request”) no later than 10:00 a.m. (New York, New York time) on the Business Day that is at least ten (10) Business Days prior to the date on which the Borrowers wish to have such asset included within the Borrowing Base Assets Pool, such Confirmation Request to (i) identify the Property proposed to be included in the Borrowing Base Assets Pool, (ii) set forth the calculation of the Borrowing Base Availability attributable to such proposed asset to be reflected on the Borrowing Base Certificate, and (iii) certify that such asset complies with all of the representations and warranties applicable to such Property contained in Exhibit J hereto. Together with the Confirmation Request, the Borrowers shall deliver to the Agent (i) a proforma Borrowing Base Certificate, (ii) the Borrowers’ credit write-up and approval memo relating to such prospective Borrowing Base Asset, and (iii) if requested by the Agent, an appraisal report relating to such prospective Borrowing Base Asset and such other documents as the Agent may request from time to time (collectively, the “Credit Underwriting Documents”). With respect to any asset which the Borrowers have requested be added to the Borrowing Base Assets Pool, Borrowers shall be deemed to represent and warrant hereunder that with respect to such asset all of the representations and warranties as set forth on Exhibit J hereto are true and correct. Promptly upon receipt of a Confirmation Request and all related Credit Underwriting Documents (collectively, each, an “Confirmation Request Package”), the Agent shall provide copies thereof to each Lender.
     (b) On or before 5:00 p.m., New York time, on the tenth (10th) Business Day following the Agent’s receipt of an Confirmation Request Package, the Agent will advise the Borrowers as to whether the Agent and the Requisite Lenders have confirmed the Confirmation Request. If the Agent does not respond to the Confirmation Request within the time period set forth herein, the Confirmation Request shall be deemed denied and the prospective Borrowing Base Asset identified in the Confirmation Request shall not be included in the Borrowing Base Asset Pool. If a Confirmation Request has been confirmed, the subject asset shall thereupon become a Borrowing Base Asset hereunder.
     (c) Upon any Person becoming a Guarantor after the Effective Date in connection with an Approval Request, the Borrowers shall deliver to the Agent each of the following items,

each in form and substance satisfactory to the Agent: (i) a Guaranty executed by such Guarantor and (ii) the items that would have been delivered under Sections 5.1(a)(iv) through (viii) and (xiii) if such Guarantor had been one on the Effective Date (including a Pledge Agreement by such Guarantor relating to the Equity Interests of each Property Subsidiary owned by such Guarantor). Upon the request of a Lender, the Agent shall send to such Lender copies of each of the foregoing items once the Agent has received all such items with respect to a Guarantor.
     (d) All determinations by the Agent and the Requisite Lenders as to whether to confirm any Confirmation Request shall be in their reasonable discretion.
Section 7.16. Removal of Borrowing Base Assets.
     (a) So long as there is no Default pending, upon confirmation of compliance with this Section 7.16(a) by the Agent the Borrowers may from time to time have Properties removed from the Borrowing Base Assets Pool. In such event, the Borrowers shall provide to the Agent written notice thereof (each a “Removal Request”) no later than 10:00 a.m. (New York, New York time) on the Business Day that is at least ten (10) Business Days prior to the date on which the Borrowers wish to have such asset removed from the Borrowing Base Assets Pool, such Removal Request to (i) identify the Property proposed to be removed from the Borrowing Base Assets Pool, (ii) set forth the calculation of the Borrowing Base Availability attributable to such proposed asset to be removed from the Borrowing Base Certificate, and (iii) have attached thereto a proforma Borrowing Base Certificate.
     (b) Promptly upon receipt of a Removal Request, the Agent shall provide copies thereof to each Lender. Within ten (10) Business Days after its receipt of a Removal Request, the Agent shall advise as to whether such the Removal Request satisfies the requirements of subsection (a) above and the payment required to be made under Section 2.7. If the Agent does not respond to the Removal Request within the time period set forth herein, the Removal Request shall be deemed denied and the prospective Borrowing Base Asset identified in the Removal Request shall not be removed from the Borrowing Base Asset Pool. If a Removal Request has been confirmed, the subject asset shall thereupon cease to be a Borrowing Base Asset hereunder upon receipt of the payment required under Section 2.7.
     (c) Notwithstanding any other provision of this Agreement or the other Loan Documents, the Agent and the Lenders acknowledge and agree that in the event any LRT Entity shall own a Property which is not intended to be a Borrowing Base Asset, such LRT Entity shall be permitted to sell, finance, encumber or otherwise transfer such Property without the approval of the Agent or the Lenders and without the requirement of any payment hereunder.
Section 7.17. Failure of Certain Borrowing Base Assets Representations and Warranties.
     If at any time the Borrowers shall become aware that any representation set forth on Exhibit J hereto is no longer true and correct with respect to any Borrowing Base Asset in the Borrowing Base Asset Pool, the Borrowers shall promptly notify the Agent in writing of such event, together with a detailed description of the factual circumstances giving rise thereto. In such event, the Agent may, and at the direction of the Requisite Lenders shall, require that the asset no longer be considered a Borrowing Base Asset for purposes hereof and require that such asset be removed from the Borrowing Base Assets Pool. Upon the determination that an asset shall no longer be considered a Borrowing Base Asset for purposes hereof, the provisions of Section 2.7(b)(i) shall apply.
Section 7.18. Article 8 Securities.
     Notwithstanding any other provision contained in this Agreement, each Borrower hereby covenants and agrees with the Agent and the Lenders that from and after the date of this Credit Agreement until this Credit Agreement shall be terminated: (i) it will take no action (nor permit any Subsidiary to take any action) of any nature whatsoever for any of the equity interests in any LRT Entity to be treated as “securities” within the meaning of, or governed by, Article 8 of the UCC; (ii) it will take no action (nor permit any Subsidiary to take any action) of any nature whatsoever to issue any “securities” within the meaning of, or governed by, Article 8 of the UCC, whether certificated or uncertificated; (iii) it will take no action (nor permit any Subsidiary to take any action)of any nature whatsoever to issue any equity interests or voting rights to any person other than the Borrowers or the Lenders; (iv) it will take no action (nor permit any Subsidiary to take any action) of any nature whatsoever to enter into, acknowledge or agree to a control agreement with respect to the equity interests in any LRT Entity; and (v) it will not consent to or permit the filing of financing statements with respect to equity interests in any LRT Entity except for financing statements filed by the Lenders with respect to the Facility.
ARTICLE VIII. - INFORMATION
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrowers shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:
Section 8.1. Quarterly Financial Statements.
     As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 55 days after the end of each of the first, second and third fiscal quarters of the Trust), the unaudited consolidated balance sheet of the Trust and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and cash flows of the Trust and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be in form and substance reasonably satisfactory to the Agent and shall be certified by the chief financial officer or chief accounting officer of the Trust, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Trust and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments); provided, however, the Borrowers shall not be required to deliver an item required under this Section if such item is contained in a Form 10-Q filed by the Trust with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) and is publicly available to the Agent and the Lenders.

Section 8.2. Year-End Statements.
     As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 100 days after the end of each fiscal year of the Trust), the audited consolidated balance sheet of the Trust and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows of the Trust and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) in form and substance reasonably satisfactory to the Agent, (b) certified by the chief financial officer or chief accounting officer of the Trust, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Trust and its Subsidiaries as at the date thereof and the results of operations for such period and (c) accompanied by the report thereon of independent certified public accountants of recognized national standing, whose certificate shall be without a “going concern” or like qualification or exception, or a qualification arising out of the scope of the audit, and who shall have authorized the Trust to deliver such financial statements and report to the Agent and the Lenders; provided, however, the Borrowers shall not be required to deliver an item required under this Section if such item is contained in a Form 10-K filed by the Trust with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) and is publicly available to the Agent and the Lenders.
Section 8.3. Compliance Certificate.
     At the time financial statements are furnished pursuant to Sections 8.1 and 8.2, and if the Agent or the Requisite Lenders reasonably believe that a Default or Event of Default may exist or may be likely to occur, within 5 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed by the chief financial officer or chief accounting officer of the Trust: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrowers were in compliance with the covenants contained in Sections 9.1, 9.2 and 9.4 and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such event, condition or failure. Together with each Compliance Certificate delivered in connection with quarterly or annual financial statements, the Borrowers shall deliver a statement of Funds From Operations for the fiscal period then ending, in form and detail reasonably satisfactory to the Agent.
Section 8.4. Other Information.
     (a) Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to any Borrower or its Board of Directors by its independent public accountants;
     (b) Securities Filings. Prompt notice of the filing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any of the Borrowers, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange, and promptly upon the filing thereof copies of any of the foregoing that is not publicly available to the Agent and the Lenders or that the Agent or any Lender may request;
     (c) Shareholder Information; Press Releases. Promptly upon the mailing thereof to the shareholders of the Trust or Operating Partnership generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by any Borrower or any other Subsidiary to the extent not publicly available;
     (d) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and such failure or amendment has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a duly authorized executive of the Trust setting forth details as to such occurrence and the action, if any, which the Trust or applicable member of the ERISA Group is required or proposes to take;
     (e) Litigation. To the extent any Borrower or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Borrower or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Trust or any of its Subsidiaries are being audited, if such audit could reasonably be expected to have a Material Adverse Effect;
     (f) Change of Management or Financial Condition. Prompt notice of any change in the senior management of the Trust or the Operating Partnership and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Borrower or any other Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;

     (g) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Trust obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Borrower or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
     (h) Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000.00 having been entered against any Borrower or any other Subsidiary or any of their respective properties or assets;
     (i) Material Asset Sales. Prompt notice of the sale, transfer or other disposition of any material assets of any Borrower or any other Subsidiary to any Person other than a Borrower or another Subsidiary;
     (j) Patriot Act Information. From time to time and promptly upon each request, information identifying any Borrower or any other Loan Party as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and
     (k) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of any Borrower, any other Loan Party or any other Subsidiary as the Agent or any Lender may reasonably request.
ARTICLE IX. - NEGATIVE COVENANTS
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrowers shall comply with the following covenants:
Section 9.1. Financial Covenants.
     The Borrowers shall not permit:
     (a) Maximum Leverage Ratio. The ratio of (i) Total Indebtedness to (ii) Capitalized Value, to exceed 0.65 to 1.00 at any time, provided:
     (i) At Borrowers’ option the Maximum Leverage Ratio can increase to up to 0.675 to 1.00 for two consecutive quarters once during the initial term of the Facility after which the Maximum Leverage Ratio would then revert to 0.65 to 1.00 following this one time leverage increase; and
     (ii) If the Borrowers exercise the option to extend the Termination Date of the Facility under Section 2.12, the Maximum Leverage Ratio will be reduced to 0.60 to 1.00. However, at Borrowers’ option the Maximum Leverage Ratio can increase up to 0.625 to 1.00 for two consecutive quarters once during the extension period of the

Facility after which Maximum Leverage would then revert to 0.60 to 1.00 following this one time leverage increase.
     (b) Minimum Debt Service Ratio. The ratio of (i) Adjusted EBITDA of the Trust and its Subsidiaries determined on a consolidated basis for the period of two consecutive fiscal quarters of the Trust most recently ending to (ii) Debt Service for such period, to be less than 1.50 to 1.00 at any time.
     (c) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA for the period of two consecutive fiscal quarters of the Trust most recently ending to (ii) Fixed Charges for such period, to be less than 1.40 to 1.00 at any time.
     (d) Maximum Recourse Secured Indebtedness Ratio. The ratio of (i) Secured Indebtedness (excluding Nonrecourse Indebtedness and amounts drawn under the Revolving Facility) of the Borrowers and the Guarantors determined on a consolidated basis to (ii) Capitalized Value, to be greater than 0.10 to 1.00 at any time.
     (e) Maximum Loan to Value Ratio. The ratio of (x) the principal amount of Secured Indebtedness (other than Nonrecourse Indebtedness) secured by a Lien on a Stabilized Property or a Development Property to (y) the Value of such Property, to exceed the applicable ratio in the following table at any time:

Property Type	Maximum Ratio
Stabilized Property	0.75 to 1.00
Development Property	0.80 to 1.00
     (f) Minimum Net Worth. Tangible Net Worth at any time to be less than (i) $1,260,000,000.00 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected by the Trust or any Subsidiary after December 31, 2008 (other than (x) Equity Issuances to the Trust or any Subsidiary and (y) Equity Issuances by the Trust or any Subsidiary, to the extent the proceeds thereof are used at the time of such Equity Issuance (or within twelve (12) months of such Equity Issuance) to redeem, repurchase or otherwise acquire or retire any other Equity Interest (other than Mandatorily Redeemable Stock) of the Trust or such Subsidiary, as the case may be).
     (g) Floating Rate Debt. The ratio of (i) Floating Rate Debt of the Trust and its Subsidiaries determined on a consolidated basis to (ii) Total Indebtedness, to exceed 0.35 to 1.00 at any time.
Section 9.2. Restricted Payments.
     The Trust shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Trust and its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

     (a) the Operating Partnership may make cash distributions to the Trust and other holders of partnership interests in the Operating Partnership with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Trust to make, and the Trust may so make, cash distributions to its shareholders in an aggregate amount not to exceed the greater of (i) the amount required to be distributed for the Trust to maintain its status as a REIT or (ii) 95.0% of Funds From Operations;
     (b) the Trust may make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;
     (c) any Borrower or any Subsidiary may acquire the Equity Interests of a Subsidiary that is not a Wholly Owned Subsidiary;
     (d) any Subsidiary (other than the Operating Partnership) that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary;
     (e) Subsidiaries may pay Restricted Payments to the Trust or any other Subsidiary; and
     (f) An Operating Partnership or the Trust, as applicable, may exchange Equity Interests in such Operating Partnership for Equity Interests in the Trust.
Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Operating Partnership may only make cash distributions to the Trust and other holders of partnership interests in the Operating Partnership, and the Trust may distribute to its shareholders such cash distributions received from the Operating Partnership, during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Trust to maintain its status as a REIT. If a Default or Event of Default specified in Section 10.1(a), Section 10.1(b), Section 10.1(f) or Section 10.1(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2(a), the Trust shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Trust or any Subsidiary.
Section 9.3. Indebtedness.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
Section 9.4. Certain Permitted Investments.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, make any Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the Borrowers, the other Loan Parties and the other Subsidiaries to exceed the applicable limits set forth below:
     (a) Investments in Unconsolidated Affiliates and other Persons that are not Subsidiaries, such that the aggregate value of such Investments (determined in a manner consistent with the definition of Capitalized Value or, if not contemplated under the definition of Capitalized Value, as determined in accordance with GAAP) exceeds 20.0% of Capitalized Value at any time;
     (b) raw land, such that the current book value of all raw land exceeds 10.0% of Capitalized Value;
     (c) real property under construction such that the aggregate Construction Budget for all such real property exceeds 15.0% of Capitalized Value at any time;
     (d) Mortgage Receivables and other promissory notes, such that the aggregate book value of all such Mortgage Receivables and promissory notes exceeds 10.0% of Capitalized Value at any time; and
     (e) Properties leased under ground leases by any Borrower or any Subsidiary, as lessee, such that the current value (determined in accordance with the applicable provisions of the term “Capitalized Value”) of such Properties exceeds 25.0% of Capitalized Value at any time.
In addition to the foregoing limitations, the aggregate value of all of the items subject to the limitations in the preceding clauses (a) through (e) shall not exceed 40.0% of Capitalized Value at any time.
Section 9.5. Investments Generally.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:
     (a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);
     (b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Guarantor or Property Subsidiary, the terms and conditions set forth in Section 7.15 are satisfied;
     (c) Investments permitted under Section 9.4;
     (d) Investments in Cash Equivalents;

     (e) intercompany Indebtedness among the Loan Parties and the Wholly Owned Subsidiaries of the Loan Parties provided that such Indebtedness is permitted by the terms of Section 9.3;
     (f) loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and
     (g) any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence.
Section 9.6. Liens; Negative Pledges; Other Matters.
     (a) The Borrowers shall not, and shall not permit any other Loan Party or any other Property Subsidiary to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1. The Borrowers shall not, and shall not permit any other Loan Party or any other Property Subsidiary to, create, assume, or incur any Lien (other than Permitted Liens) upon any Equity Interests subject to the Pledge Agreement or any Property included in the Borrowing Base Assets Pool, other than Permitted Liens.
     (b) The Borrowers shall not, and shall not permit any other Loan Party or any other Property Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which such Borrower, Loan Party or Property Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.3, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; or (ii) in an agreement relating to the sale of a Property Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale.
     (c) The Borrowers shall not, and shall not permit any other Loan Party or any other Property Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Property Subsidiary to: (i) pay dividends or make any other distribution on any of such Property Subsidiary’s capital stock or other equity interests owned by a Borrower or any Property Subsidiary; (ii) pay any Indebtedness owed to a Borrower or any Property Subsidiary; (iii) make loans or advances to a Borrower or any Property Subsidiary; or (iv) transfer any of its property or assets to a Borrower or any Property Subsidiary.
Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Property Subsidiary to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:
     (a) any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Property Subsidiary or any other Loan Party (other than a Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than a Borrower) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrowers shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; (ii) if the survivor entity is a Guarantor within 5 Business Days of consummation of such merger, the survivor entity (if not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance reasonably satisfactory to the Agent pursuant to which such survivor entity shall expressly assume all of such Loan Party’s Obligations under the Loan Documents to which it is a party; (iii) within 10 Business Days of consummation of such merger, the survivor entity delivers to the Agent the following: (A) items of the type referred to in Sections 5.1(a)(iv) through (viii) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (iv) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request;
     (b) the Borrowers, the other Loan Parties and the other Property Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
     (c) a Person may merge with and into a Borrower so long as (i) such Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrowers shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Property Subsidiary with and into a Borrower);
     (d) the Borrowers and the other Loan Parties may sell, transfer or dispose of assets among themselves, and the other Subsidiaries that are not Loan Parties may sell, transfer or dispose of assets among themselves or to a Borrower or other Loan Party.

Section 9.8. Fiscal Year.
     The Trust shall not change its fiscal year from that in effect as of the Agreement Date.
Section 9.9. Modifications to Material Contracts.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.
Section 9.10. Modifications of Organizational Documents.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.
Section 9.11. Transactions with Affiliates.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Borrower, other Loan Party or other Subsidiary and upon fair and reasonable terms which are no less favorable to such Borrower, other Loan Party or other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
Section 9.12. ERISA Exemptions.
     The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
ARTICLE X. - DEFAULT
Section 10.1. Events of Default.
     Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
     (a) Default in Payment of Principal. Any Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

     (b) Default in Payment of Interest and Other Obligations. Any Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrowers under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.
     (c) Default in Performance. (i) Any Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in the second proviso of the second sentence of Section 2.3(b), in Section 8.4(g), in Section 7.18 or in Article IX or (ii) any Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of any Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which any Borrower has received written notice of such failure from the Agent.
     (d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
     (e) Indebtedness Cross-Default; Derivatives Contracts.
     (i) Any Borrower, any other Loan Party or any other Subsidiary shall fail to pay when due and payable, within any applicable grace or cure period, the principal of, or interest on, any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount at the time of default of $10,000,000.00 or more in the case of Indebtedness that is not Nonrecourse Indebtedness, or $25,000,000.00 or more in the case of Nonrecourse Indebtedness (all such Indebtedness being referred to as “Material Indebtedness”); or
     (ii) (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof;
     (iii) any other event shall have occurred and be continuing which permits any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

     (iv) there occurs under any Derivatives Contract an Early Termination Date (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $10,000,000.00 or more.
     (f) Voluntary Bankruptcy Proceeding. Any Borrower, any other Loan Party or any other Subsidiary (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $25,000,000.00 of Capitalized Value) shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
     (g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower, any other Loan Party or any other Subsidiary (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $25,000,000.00 of Capitalized Value) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Borrower, such other Loan Party or such other Subsidiary (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
     (h) Litigation; Enforceability. Any Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document, or any Loan

Document shall cease to be in full force and effect (except as a result of the express terms thereof).
     (i) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against any Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against (x) in the case of the Borrowers and the other Loan Parties, $10,000,000.00 or (y) in the case of the other Subsidiaries, $25,000,000.00 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.
     (j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Borrower, any other Loan Party or any other Subsidiary which (i) exceeds, individually or together with all other such warrants, writs, executions and processes, (x) against the Borrowers and other Loan Parties, $10,000,000.00 in amount or (y) against the other Subsidiaries, $25,000,000.00 in amount, and in any such case such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.
     (k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000.00 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.00 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.00; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.00.
     (l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
     (m) Change of Control/Change in Management.

     (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20.0% of the total voting power of the then outstanding voting stock of the Trust other than Vornado Realty Trust and/or a “group” of which Vornado Realty Trust is a member; or
     (ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Trust (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Trust was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Trust then in office.
     (n) Liens. Any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by any Borrower or other Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Loan Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;
Section 10.2. Remedies Upon Event of Default.
     Upon the occurrence of an Event of Default the following provisions shall apply:
     (a) Acceleration; Termination of Facilities.
     (i) Automatic. Upon the occurrence of an Event of Default specified in Section 10.1(f) or 10.1(g), (A)(1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 2.13 and (3) all of the other Obligations of the Borrowers, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrowers without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrowers and (B) all of the Commitments, the obligation of the Lenders to make Loans and the obligation of the Agent to issue Letters of Credit hereunder shall all immediately and automatically terminate.
     (ii) Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 2.13 and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrowers and (B) terminate the Commitments and the obligation of the Lenders to make Loans hereunder.
     (b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
     (c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
     (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Trust and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Trust and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
Section 10.3. Remedies Upon Default.
     Upon the occurrence of a Default specified in Section 10.1(g), the Commitments shall immediately and automatically terminate.
Section 10.4. Allocation of Proceeds.
     If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder or thereunder, shall be applied in the following order and priority:
     (a) amounts due the Agent in respect of fees and expenses due under Section 12.2;
     (b) amounts due the Lenders in respect of fees and expenses due under Section 12.2, pro rata in the amount then due each Lender;
     (c) payments of interest on all Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;
     (d) payments of principal of all Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account;

     (e) amounts due the Agent and the Lenders pursuant to Sections 11.7 and 12.9.;
     (f) payment of all other Obligations and other amounts due and owing by the Borrowers and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
     (g) any amount remaining after application as provided above, shall be paid to the Borrowers or whomever else may be legally entitled thereto.
Section 10.5. Performance by Agent.
     If any Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrowers, perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrowers shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of any Borrower under this Agreement or any other Loan Document.
Section 10.6. Rights Cumulative.
     The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
ARTICLE XI. - THE AGENT
Section 11.1. Authorization and Action.
     Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by any Borrower, any other Loan Party or any other Affiliate of any Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy.
Section 11.2. Agent’s Reliance, Etc.
     Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrowers or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 5.1) or inspect the property, books or records of the Borrowers or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrowers have satisfied the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2. that have not previously been waived by the Requisite Lenders.
Section 11.3. Notice of Defaults.
     The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.
Section 11.4. KeyBank as Lender.
     KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity. KeyBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, any Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, KeyBank or its affiliates may receive information regarding the Trust, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
Section 11.5. Approvals of Lenders.
     All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrowers in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
Section 11.6. Lender Credit Decision, Etc.
     Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of any Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of any Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Trust, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Trust, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates; provided Agent, shall, upon any Lender’s request and at such Lender’s expense, provide copies of any such material received by Agent from the Borrowers related to the Facility. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.
Section 11.7. Indemnification of Agent.
     Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence, willful misconduct or breach of this Agreement as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrowers shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.8. Successor Agent.
     The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrowers. The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as Agent) upon 30-days’ prior written notice to the Agent. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrowers’ approval, which approval shall not be unreasonably withheld or delayed (except that the Borrowers shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning

Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.
Section 11.9. Titled Agents.
     Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Sole Lead Arranger” and “Sole Book Running Manager” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrowers or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE XII. — MISCELLANEOUS
Section 12.1. Notices.
     Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:
If to a Borrower:
Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York 10119
Attn: Patrick Carroll
Telephone:     (212) 692-7215
Telecopy:       (212) 594-6600

If to the Agent:
KeyBank, National Association
225 Franklin Street
Boston, Massachusetts 02110
Attn: Jeffry M. Morrison
Telephone:     (617) 385-6216
Telecopy:       (704) 385-6293
If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement;
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications sent by telecopy to the Agent or any Lender under Article II shall be effective only when actually received by the intended addressee. Neither the Agent nor any Lender shall incur any liability to the Borrowers (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.
Section 12.2. Expenses.
     The Borrowers agree (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses actually incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses actually incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan

Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Section 10.1(f) or 10.1(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrowers shall fail to pay any amounts required to be paid by them pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrowers and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder. Upon the Borrowers’ request, the Agent or any Lender requesting payment of any amounts under this Section shall provide the Borrowers with a statement setting forth in reasonable detail the basis for requesting such amounts.
Section 12.3. Setoff.
     Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by each Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to any Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of any Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured.
Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWERS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
     (b) EACH OF THE BORROWERS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF

NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWERS AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 12.5. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Borrower may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
     (b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.
     (c) Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender. Except as otherwise provided in Section 12.3 or Section 3.12, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. A Participant shall not be entitled to receive any greater payment under Section 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a

Lender shall not be entitled to the benefits of Section 3.12 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and the Agent, to comply with Section 3.12(c) as though it were a Lender. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12). An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c).
     (d) Any Lender may with the prior written consent of the Agent and, so long as no Default or Event of Default exists, the Borrowers (which consent, in each case, shall not be unreasonably withheld (it being agreed that the Borrowers’ withholding of consent to an assignment which would result in the Borrowers having to pay amounts under Section 3.12 shall be deemed to be reasonable)), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes (including all or a portion of its Commitments and the Loans owing to such Lender); provided, however, (i) no such consent by the Borrowers or the Agent shall be required in the case of any assignment to another Lender or any affiliate of such Lender or another Lender; (ii) unless the Borrowers and the Agent otherwise agree, after giving effect to any partial assignment by a Lender, the Assignee shall hold, and the assigning Lender shall retain, a Commitment, or if the Commitments have been terminated, Loans having an outstanding principal balance, of at least $4,000,000.00 and integral multiples of $500,000.00 in excess thereof; and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement with respect to the assigned interest as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with respect to the assigned interest as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder with respect to the assigned interest to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.00. Notwithstanding the foregoing, an assignment by Norddeutsche Landesbank Gironzentrale, New

York Branch of its Commitment hereunder to Deutsche Hypothekenbank shall be deemed approved by the Agent and the Borrowers, and no administrative fee shall be due in connection with such assignment.
     (e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrowers notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.
     (f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
     (g) A Lender may furnish any information concerning any Borrower, any other Loan Party or any other Subsidiary in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.
     (h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.
     (i) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
Section 12.6. Amendments.
     (a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by any Borrower or any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).
     (b) Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:
     (i) increase the Commitments of the Lenders (except for any increase in the Commitments effectuated pursuant to Section 2.15) or subject the Lenders to any additional obligations;
     (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;
     (iii) reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;
     (iv) modify the definition of the term “Termination Date” (except as contemplated under Section 2.12) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Termination Date;
     (v) amend or otherwise modify the provisions of Section 3.2;
     (vi) modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6 if such modification would have such effect;
     (vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12);
     (viii) amend or otherwise modify the provisions of Section 2.14; or
     (ix) increase the number of Interest Periods permitted with respect to Loans under Section 2.5.
     (c) No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

     (d) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5, no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrowers shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.
     (e) If, in connection with any proposed change, waiver, discharge, termination or other action under the provisions of this Agreement that requires approval of all Lenders or the Requisite Lenders, and the consent of one or more of such other Lenders whose consent is required is not obtained, then the Administrative Agent shall have the right (but not the obligation) to purchase the Commitment of such non-consenting Lender or Lenders upon payment to such non-consenting Lender(s) in full of the principal of and interest accrued on each Loan made, or Letter of Credit issued, by it and all other amounts owing to it or accrued for its account under this Agreement. Upon any such purchase or assignment, the non-consenting Lender’s interest in the Loans or Letters of Credit and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the non-consenting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement.
Section 12.7. Nonliability of Agent and Lenders.
     The relationship between the Borrowers, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, any Borrower, any other Loan Party or any other Subsidiary. Neither the Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.
Section 12.8. Confidentiality.
     The Agent and each Lender shall use reasonable efforts to assure that information about Borrowers, the other Loan Parties and the other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrowers, but in any event the Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon the Borrowers’ prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than any Borrower or any Affiliate. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to any Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender.
Section 12.9. Indemnification.
     (a) The Borrowers shall and hereby agree to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Section 3.12 or 4.1) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by any Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrowers; (vi) the fact that the Agent and the Lenders are creditors of the Borrowers and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Trust and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrowers and are alleged to influence directly or indirectly the business decisions or affairs of the Borrowers and the other Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of any Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by any Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Trust or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to any Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrowers shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.
     (b) The Borrowers’ indemnification obligations under this Section 12.9 shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of any Borrower or any Subsidiary, any shareholder of any Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of any Borrower), any account debtor of any Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrowers of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrowers shall not relieve the Borrowers from any liability that they may have to such Indemnified Party pursuant to this Section 12.9.
     (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against any Borrower and/or any Subsidiary.
     (d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrowers at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrowers that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrowers if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

     (e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrowers. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrowers hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrowers are required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrowers have provided evidence reasonably satisfactory to such Indemnified Party that the Borrowers have the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
     (f) If and to the extent that the obligations of the Borrowers under this Section are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
     (g) The Borrowers’ obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.
Section 12.10. Termination; Survival.
     At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit (other than Letters of Credit the expiration dates of which extend beyond the Termination Date as permitted under Section 2.3(b) and in respect of which the Borrowers have satisfied the requirements of such Section) have terminated, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following two sentences) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12, 4.1, 4.4, 11.7, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11. Severability of Provisions.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.12. GOVERNING LAW.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 12.13. Patriot Act.
     The Lenders and the Agent each hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with such Act.
Section 12.14. Counterparts.
     This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
Section 12.15. Obligations with Respect to Loan Parties.
     The obligations of a Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense such Borrower may have that such Borrower does not control such Loan Parties.
Section 12.16. Limitation of Liability.
     Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrowers hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrowers hereby waive, release, and agree not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17. Entire Agreement.
     This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 12.18. Construction.
     The Agent, each Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrowers and the Lenders.
[Signatures on Following Pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

LEXINGTON REALTY TRUST
By:	/s/ Joseph Bonventre
	Name:	Joseph Bonventre
	Title:	Executive Vice President

LEPERCQ CORPORATE INCOME FUND L.P.

LEPERCQ CORPORATE INCOME FUND II L.P.

NET 3 ACQUISITION L.P.

Each By: LEX GP-1 Trust, its sole general partner

By:	/s/ Joseph Bonventre

Name:	Joseph Bonventre
Title:	Senior Vice President
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of
with Lexington Realty Trust et al.]

KEYBANK NATIONAL ASSOCIATION, as Agent, as a Lender
By:	/s/ Jeffry M. Morrison
	Name:	Jeffry M. Morrison
	Title:	Senior Banker

Commitment Amount: $70,000,000.00
Term Loan Commitment $10,500,000.00
Revolving Loan Commitment $59,500,000.00
Lending Office (all Types of Loans):
KeyBank, National Association
225 Franklin Street
Boston, Massachusetts 02110
Attn: Jeffry M. Morrison
Telephone:     (617) 385-6212
Telecopy:       (617) 385-6293
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of
with Lexington Realty Trust et al.]

LENDER: NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH
By:	/s/ Dirk Ziemer
	Name:	Dirk Ziemer
	Title:	Director

By:	/s/ Lita Kot
	Name:	Lita Kot
	Title:	Director

Commitment Amount: $70,000,000.00
Term Loan Commitment $70,000,000.00
Revolving Loan Commitment $0
Lending Office (all Types of Loans):
Nord/LB New York Branch
1114 Avenue of the Americas, 37th Floor
New York, NY 10036
Attn: Lita Kot, Director
Telephone:     (212) 812-6923
Telecopy:       (212) 812-6890

[Signature Page to Credit Agreement dated as of
with Lexington Realty Trust et al.]

LENDER: SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ William G. Karl
William G. Karl
General Manager

Commitment Amount: $35,000,000.00
Term Loan Commitment $35,000,000.00
Revolving Loan Commitment $0
Lending Office (all Types of Loans):
277 Park Avenue
New York, New York 10172
Attn: Justin Kim, Vice President
Telephone:     (212) 224-4058
Telecopy:       (212) 224-4887

[Signature Page to Credit Agreement dated as of
with Lexington Realty Trust et al.]

LENDER: WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Matt Ricketts
Matt Ricketts
Vice President

Commitment Amount: $35,000,000.00
Term Loan Commitment $23,100,000.00
Revolving Loan Commitment $11,900,000
Lending Office (all Types of Loans):
301 S. College Street, NC 0172
Charlotte, NC 28288
Attn: Karen Berka, Associate
Telephone:     (704) 715-8006
Telecopy:       (704) 715-0065

[Signature Page to Credit Agreement dated as of
with Lexington Realty Trust et al.]

LENDER: BRANCH BANKING AND TRUST COMPANY
By:	/s/ Robert Searson
Robert Searson
Senior Vice President

Commitment Amount: $20,000,000.00
Term Loan Commitment $13,200,000.00
Revolving Loan Commitment $6,800,000.00
Lending Office (all Types of Loans):
200 West 2nd Street
Winston Salem, NC 27101
Attn: Robert Searson, Senior Vice President
Telephone:     (336) 733-2771
Telecopy:       (336) 733-2740

[Signature Page to Credit Agreement dated as of
with Lexington Realty Trust et al.]

LENDER: RBS CITIZENS, N.A. d/b/a CHARTER ONE
By:	/s/ Donald Woods
Donald Woods
Senior Vice President

Commitment Amount: $20,000,000.00
Term Loan Commitment $13,200,000.00
Revolving Loan Commitment $6,800,000.00
Lending Office (all Types of Loans):
1215 Superior Avenue, OHS675
Cleveland, OH 44114
Attn: Erin Mahon, Assistant Vice President
Telephone:     (216) 277-0051
Telecopy:       (216) 277-4600

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
     THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of                     , 200___ (the “Agreement”) by and among                       (the “Assignor”),                      (the “Assignee”), and KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”).
     WHEREAS, the Assignor is a Lender under that certain Credit Agreement dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto;
     WHEREAS, the Assignor desires to assign to the Assignee, among other things, all or a portion of the Assignor’s Commitment under the Credit Agreement, all on the terms and conditions set forth herein; and
     WHEREAS, the Agent consents to such assignment on the terms and conditions set forth herein;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:
     Section 1. Assignment.
     (a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of                     , 200___ (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, a $                     interest (such interest being the “Assigned Commitment”) in and to the Assignor’s Commitment and all of the other rights and obligations of the Assignor under the Credit Agreement, the Assignor’s Note and the other Loan Documents (representing                     % in respect of the aggregate amount of all Lenders’ Commitments), including without limitation, a principal amount of outstanding Loans equal to $                     and all voting rights of the Assignor associated with the Assigned Commitment, all rights to receive interest on such amount of Loans and all facility and other Fees with respect to the Assigned Commitment and other rights of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Commitment. The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor as a Lender with respect to the Assigned Commitment, which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrowers with respect to the Assigned Commitment, the obligation to pay the Agent amounts due in respect of draws under Letters of Credit as required under Section 2.3(i) of the Credit Agreement and the obligation to indemnify the Agent as provided in the Credit Agreement (the foregoing enumerated obligations, together with all other similar obligations more particularly set forth in the Credit Agreement and the other Loan Documents, collectively, the “Assigned Obligations”). The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.
     (b) The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor. The Assignee makes and confirms to the Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI of the Credit Agreement. Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for: (i) the present or future solvency or financial condition of any Borrower, any other Loan Party or any other Subsidiary, (ii) any representations, warranties, statements or information made or furnished by any Borrower, any other Loan Party or any other Subsidiary in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any other Loan Document or any other document or instrument executed in connection therewith, or the collectibility of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by any Borrower or any other Loan Party of any obligation under the Credit Agreement or any other Loan Document to which it is a party. Further, the Assignee acknowledges that it has, independently and without reliance upon the Agent, or any affiliate or subsidiary thereof, the Assignor or any other Lender and based on the financial statements supplied by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to become a Lender under the Credit Agreement. The Assignee also acknowledges that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Documents or pursuant to any other obligation. Except as expressly provided in the Credit Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to any Borrower or any other Loan Party or to notify the Assignee of any Default or Event of Default. The Assignee has not relied on the Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.
     Section 2. Payment by Assignee. In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, such amount as they may agree.
     Section 3. Payments by Assignor. The Assignor agrees to pay to the Agent on the Assignment Date the administration fee, if any, payable under the applicable provisions of the Credit Agreement.
     Section 4. Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement having a Commitment under the Credit Agreement (without reduction by any assignments thereof which have not yet become effective), equal to $                     [and $                    , respectively], and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $                    ; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.
     Section 5. Representations, Warranties and Agreements of Assignee. The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement, (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered in connection therewith or pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (d) agrees that, if not already a Lender and to the extent of the Assigned Commitment, it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender with respect to the Assigned Commitment.
     Section 6. Recording and Acknowledgment by the Agent. Following the execution of this Agreement, the Assignor will deliver to the Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Agent and (b) the Assignor’s Note. Upon such acknowledgment and recording, from and after the Assignment Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, Fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.
     Section 7. Addresses. The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth on Schedule 1 attached hereto.
     Section 8. Payment Instructions. All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the instructions set forth on Schedule 1 attached hereto or as the Assignee may otherwise notify the Agent.
     Section 9. Effectiveness of Assignment. This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Agent, and if required under Section 12.5(d) of the Credit Agreement, the Borrowers, and (b) the payment to the Assignor of the amounts, if any, owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Agent of the amounts, if any, owing by the Assignor pursuant to Section 3 hereof. Upon recording and acknowledgment of this Agreement by the Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement with respect to the Assigned Commitment and have the rights and obligations of a Lender thereunder to the extent of the Assigned Commitment and (ii) the Assignor shall relinquish its rights (except as otherwise provided in Section 12.10 of the Credit Agreement) and be released from its obligations under the Credit Agreement with respect to the Assigned Commitment; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Commitment.
     Section 10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 11. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.
     Section 12. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.
     Section 13. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor; provided, however, any amendment, waiver or consent which shall affect the rights or duties of the Agent under this Agreement shall not be effective unless signed by the Agent.
     Section 14. Entire Agreement. This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.
     Section 15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 16. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
     [Include this Section only if Borrowers’ consent is required under Section 12.5(d) Section 17. Agreements of the Borrowers. The Borrowers hereby agree that the Assignee shall be a Lender under the Credit Agreement having a Commitment equal to the Assigned Commitment. The Borrowers agree that the Assignee shall have all of the rights and remedies of a Lender under the Credit Agreement and the other Loan Documents, including, but not limited to, the right of a Lender to receive payments of principal and interest with respect to the Assigned Obligations, and to the Loans made by the Lenders after the date hereof and to receive the commitment and other Fees payable to the Lenders as provided in the Credit Agreement. Further, the Assignee shall be entitled to the indemnification provisions from the Borrowers in favor of the Lenders as provided in the Credit Agreement and the other Loan Documents. The Borrowers further agree, upon the execution and delivery of this Agreement, to execute in favor of the Assignee, and if applicable the Assignor, Notes as required by Section 12.5(d) of the Credit Agreement. Upon receipt by the Assignor of the amounts due the Assignor under Section 2, the Assignor agrees to surrender to the Borrowers such Assignor’s Notes.]

[Signatures on Following Pages]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Acceptance Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:

Name:

Title:

Accepted as of the date first written above.

AGENT:

KEYBANK NATIONAL ASSOCIATION, as
Agent

By:

Name:

Title:

[Signatures Continued on Following Page]

[Include signature of the Borrower Representative
     only if required under Section 12.5(d) of the
     Credit Agreement]
Agreed and consented to as of the
      date first written above.

BORROWERS:

LEXINGTON REALTY TRUST, as Borrower
Representative on its own behalf and on behalf of
the other Borrowers

By:

Name:

Title:

SCHEDULE 1
Information Concerning the Assignee

Notice Address:

Telephone No.:

Telecopy No.:

Lending Office:

Telephone No.:

Telecopy No.:

Payment Instructions:

EXHIBIT B
FORM OF NOTICE OF BORROWING
                    , 200___
KeyBank, National Association, as Agent
225 Franklin Street
Boston, Massachusetts 02110
Attention: Jeffry M. Morrison
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
1.	The Borrowers hereby request that the Lenders make Loans to the Borrowers in an aggregate principal amount equal to $ pursuant to Section 2.1(b) and $ pursuant to Section 2.2(b) of the Credit Agreement.

2.	The Borrowers request that such Loans be made available to the Borrowers on , 200_.

3.	The Borrowers hereby request that the requested Loans all be of the following Type:
[Check one box only]
                 ☐ Base Rate Loans

                 ☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 month

	☐	2 months

	☐	3 months

	☐	6 months
4.	The Borrowers request that the proceeds of this borrowing of Loans be made available to the Borrowers by .

B-1

     The Borrowers hereby certify to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Loans and after giving effect thereto, (a) no Default or Event of Default exists or will exist immediately after giving effect to the requested Loans, and (b) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrowers certify to the Agent and the Lenders that all conditions to the making of the requested Loans contained in Article V of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Loans are made.
     If notice of the requested borrowing of Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1(b) and Section 2.2(b) of the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

LEXINGTON REALTY TRUST, as Borrower
Representative on its own behalf and on behalf of
the other Borrowers

By:

Name:

Title:

B-2

EXHIBIT C

FORM OF NOTICE OF CONTINUATION
                    , 200_
KeyBank, National Association, as Agent
225 Franklin Street
Boston, Massachusetts 02110
Attention: Jeffry M. Morrison
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     Pursuant to Section 2.8 of the Credit Agreement, the Borrowers hereby request a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:
1.	The proposed date of such Continuation is , 200___.

2.	The aggregate principal amount of Loans subject to the requested Continuation is $ and was originally borrowed by the Borrowers on , 200_.

3.	The portion of such principal amount subject to such Continuation is $ .

4.	The current Interest Period for each of the Loans subject to such Continuation ends on , 200_.

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]	☐	1 month

	☐	2 months

	☐	3 months

	☐	6 months

C-1

     The Borrowers hereby certify to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.
     If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.8. of the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

LEXINGTON REALTY TRUST, as Borrower
Representative on its own behalf and on behalf
of the other Borrowers

By:

Name:

Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONVERSION
                    , 200_
KeyBank, National Association, as Agent
225 Franklin Street
Boston, Massachusetts 02110
Attention: Jeffry M. Morrison
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     Pursuant to Section 2.9 of the Credit Agreement, the Borrowers hereby request a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:
1.	The proposed date of such Conversion is , 200_.

2.	The Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐	Base Rate Loans

	☐	LIBOR Loans
3.	The aggregate principal amount of Loans subject to the requested Conversion is $ and was originally borrowed by the Borrowers on , 200_.

4.	The portion of such principal amount subject to such Conversion is $ .

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

D-1

[Check one box only]
     ☐ Base Rate Loans

     ☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 months

	☐	2 months

	☐	3 months

	☐	6 months
     The Borrowers hereby certify to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.
     If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9 of the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

LEXINGTON REALTY TRUST, as Borrower
Representative on its own behalf and on behalf of
the other Borrowers

By:

Name:

Title:

D-2

EXHIBIT E
FORM OF NOTE

$	February ___, 2009
     FOR VALUE RECEIVED, each of the undersigned, LEXINGTON REALTY TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Trust”), LEPERCQ CORPORATE INCOME FUND L.P., a limited partnership formed under the laws of the State of Delaware (“LCIF”), LEPERCQ CORPORATE INCOME FUND II L.P., a limited partnership formed under the laws of the State of Delaware (“LCIFII”), and NET 3 ACQUISITION L.P., a limited partnership formed under the laws of the State of Delaware (“Net 3”; collectively with the Trust, Net 3, LCIF and LCIFII, the “Borrowers” and each a “Borrower”), hereby jointly and severally promises to pay to the order of                      (the “Lender”), in care of KeyBank National Association, as Agent (the “Agent”) at KeyBank National Association, as Agent (the “Agent”) at KeyBank, National Association, 225 Franklin street, Boston, Massachusetts 02110, or at such other address as may be specified in writing by the Agent to the Borrowers, the principal sum of                      AND ___/100 DOLLARS ($                    ) (or such lesser amount as shall equal the aggregate unpaid principal amount of Loans made by the Lender to the Borrowers under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
     The date and amount of each Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder.
     This Note is one of the Notes referred to in the Credit Agreement dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

     Except as permitted by Section 12.5(d) of the Credit Agreement, this Note may not be assigned by the Lender to any Person.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     The Borrowers hereby waive presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.
     Time is of the essence for this Note.
     THE OBLIGATIONS OF THE BORROWERS UNDER THIS NOTE SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH BORROWER CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE OBLIGATIONS OF EACH OF THE OTHER BORROWERS HEREUNDER.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

LEXINGTON REALTY TRUST

By:

Name: Joseph Bonventre
Title: Executive Vice President

LEPERCQ CORPORATE INCOME FUND L.P.

LEPERCQ CORPORATE INCOME FUND II L.P.

NET 3 ACQUISITION L.P.

Each By: LEX GP-1 Trust, its sole general partner

By:

Name: Joseph Bonventre
Title: Senior Vice President

SCHEDULE OF LOANS
     This Note evidences Loans made under the within-described Credit Agreement to the Borrowers, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

	Principal	Amount	Unpaid
Date of	Amount of	Paid or	Principal	Notation
Loan	Loan	Prepaid	Amount	Made By

EXHIBIT F
FORM OF OPINION OF COUNSEL
[LETTERHEAD OF COUNSEL TO THE LOAN PARTIES]
February             , 2009
KeyBank, National Association, as Agent
225 Franklin Street
Boston, Massachusetts 02110
Attention: Jeffry M. Morrison
The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:
     We have acted as counsel to Lexington Realty Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Trust”), Lepercq Corporate Income Fund L.P., a limited partnership formed under the laws of the State of Delaware (“LCIF”), Lepercq Corporate Income Fund II L.P., a limited partnership formed under the laws of the State of Delaware (“LCIFII”) and Net 3 Acquisition L.P., a limited partnership formed under the laws of the State of Delaware (“Net 3”; collectively with the Trust, Lexington, LCIF and LCIFII, the “Borrowers” and each a “Borrower”), in connection with the negotiation, execution and delivery of that certain Credit Agreement dated as of February ___, 2009 (the “Credit Agreement”), by and among the Borrowers, the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto. We have also acted as counsel to each of the Guarantors listed on Schedule 1 attached hereto (the “Guarantors”; together with the Borrowers, the “Loan Parties”), in connection with the Guaranty and the other Loan Documents identified below to which they are party. Capitalized terms not otherwise defined herein have the respective meaning given them in the Credit Agreement.
     In these capacities, we have reviewed executed copies of the following:
     (a) the Credit Agreement;
     (b) the Notes;
     (c) the Guaranty; and
     (d) [list other applicable Loan Documents].

The documents and instruments set forth in items (a) through (d) above are referred to herein as the “Loan Documents”.
     In addition to the foregoing, we have reviewed the [articles or certificate of incorporation, by-laws, declaration of trust, partnership agreement and limited liability company operating agreement, as applicable,] of each Loan Party and certain resolutions of the board of trustees or directors, as applicable, of each Loan Party (collectively, the “Organizational Documents”) and have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments, and made such other investigations of law and fact, as we have deemed necessary or advisable for the purposes of rendering this opinion. In our examination of documents, we assumed the genuineness of all signatures on documents presented to us as originals (other than the signatures of officers of the Loan Parties) and the conformity to originals of documents presented to us as conformed or reproduced copies.
     Based upon the foregoing, and subject to all of the qualifications and assumptions set forth herein, we are of the opinion that:
     1. Each Loan Party is a [corporation, trust, partnership or limited liability company, as applicable,] duly organized or formed, validly existing and in good standing under the laws of the State of its organization or formation and has the power to execute and deliver, and to perform its obligations under, the Loan Documents to which it is a party, to own and use its assets, and to conduct its business as presently conducted. Each Loan Party is qualified to transact business as a foreign [corporation, trust, partnership or limited liability company, as applicable,] in the indicated jurisdictions set forth on Schedule I attached hereto.
     2. Each Loan Party has duly authorized the execution and delivery of the Loan Documents to which it is a party and the performance by such Loan Party of all of its obligations under each such Loan Document.
     3. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party.
     4. Each Loan Document is a valid and binding obligation of each Loan Party which is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court before which any such remedies or relief may be sought.
     5. The execution and delivery by each Loan Party of the Loan Documents to which it is a party do not, and if each Loan Party were now to perform its obligations under such Loan Documents, such performance would not, result in any:
     (a) violation of such Loan Party’s Organizational Documents;
     (b) violation of any existing federal or state constitution, statute, regulation, rule, order, or law to which such Loan Party or its assets are subject;

     (c) breach or violation of or default under, any agreement, instrument, indenture or other document evidencing any indebtedness for money borrowed or any other material agreement to which, to our knowledge, such Loan Party is bound or under which a Loan Party or its assets is subject;
     (d) creation or imposition of a lien or security interest in, on or against the assets of such Loan Party under any agreement, instrument, indenture or other document evidencing any indebtedness for money borrowed or any other material agreement to which, to our knowledge, such Loan Party is bound or under which a Loan Party or its assets is subject; or
     (e) violation of any judicial or administrative decree, writ, judgment or order to which, to our knowledge, such Loan Party or its assets are subject.
     6. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions thereunder, do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority of the United States of America or the States of                                         ,                                           or                                         .
     7. To our knowledge, there are no judgments outstanding against any of the Loan Parties or affecting any of their respective assets, nor is there any litigation or other proceeding against any of the Loan Parties or its assets pending or overtly threatened, could reasonably be expected to have a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of any Borrower or any other Loan Party or (b) the validity or enforceability of any of the Loan Documents.
     8. None of the Loan Parties is, or, after giving effect to any Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.
     9. Assuming that the Borrowers apply the proceeds of the Loans as provided in the Credit Agreement, the transactions contemplated by the Loan Documents do not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America.
     10. The consideration to be paid to the Agent and the Lenders for the financial accommodations to be provided to the Loan Parties pursuant to the Credit Agreement does not violate any law of the States of New York or                                          relating to interest and usury.
     This opinion is limited to the laws of the States of                                         ,                      and                                          and the federal laws of the United States of America, and we express no opinions with respect to the law of any other jurisdiction.
     [Other Customary Qualifications/Assumptions/Limitations]

     This opinion is furnished to you solely for your benefit in connection with the consummation of the transactions contemplated by the Credit Agreement and may not be relied upon by any other Person, other than an Assignee of a Lender, or for any other purpose without our express, prior written consent.

Very truly yours,

[NAME OF LAW FIRM]

By:	,
a Partner

SCHEDULE 1
Guarantors

Name	Jurisdiction of Formation	Jurisdictions of Foreign Qualification

EXHIBIT G
FORM OF COMPLIANCE CERTIFICATE
                                           , 200
KeyBank, National Association, as Agent
225 Franklin Street
Boston, Massachusetts 02110
Attention: Jeffry M. Morrison
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     Pursuant to Section 8.3 of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:
     (1) The undersigned is the                                                              of the Trust.
     (2) The undersigned has examined the books and records of the Trust and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
     (3) To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrowers with respect to such event, condition or failure].
     (4) The representations and warranties made or deemed made by the Borrowers and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

     (5) Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Trust and its Subsidiaries were in compliance with the covenants contained in Sections 9.1, 9.2. and 9.4 of the Credit Agreement.
     (6) Attached hereto as Schedule 2 are reasonably detailed calculations establishing calculation of Borrowing Base Availability under the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:

Title:

Schedule 1
[Calculations to be Attached]

Schedule 2
[Calculations to be Attached]

EXHIBIT H
FORM OF GUARANTY
GUARANTY
     GUARANTY, dated as of February ___, 2009 (the “Guaranty”), by each of the undersigned GUARANTY PARTIES listed on Exhibit A attached hereto (jointly, severally and collectively, the “Guarantors”), in favor of KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, Boston, Massachusetts 02110, as administrative agent (KeyBank National Association, in such capacity as administrative agent, hereinafter referred to as “Administrative Agent”) for a syndicate of lenders (singly and collectively, the “Lenders”) as specifically provided in the Loan Agreement (as defined below).
INTRODUCTORY STATEMENT
     WHEREAS, pursuant to that certain Credit Agreement dated as of February ___, 2009 (as same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) entered into by and among (i) Lexington Realty Trust (“LRT”), a real estate investment trust organized under the laws of the State of Maryland, (ii) Lepercq Corporate Income Fund L.P. (“LCIF”), Lepercq Corporate Income Fund II L.P. (“LCIFII”), and Net 3 Acquisition L.P. (“NET”), each a Delaware limited partnership (together with LRT, jointly, severally and collectively, the “Borrower”), (iii) the Administrative Agent, and (iv) the Lenders, the Administrative Agent and the Lenders may make loans to the Borrower up to the aggregate principal amount of $500,000,000.00 (the “Loan”) upon the terms and subject to the conditions set forth therein. Capitalized terms used herein and not otherwise defined herein, but defined in the Loan Agreement, shall have the meaning set forth in the Loan Agreement.
     WHEREAS, the Guarantors have substantial financial dealings with certain of the Borrowers and are affiliated with certain of the Borrowers (either by ownership, contractual relationship, employment or other meaningful business relationship), and the lending of money and other extensions of the Obligations by the Administrative Agent and the Lenders to the Borrower will enhance and benefit the business activities and interests of the Guarantors.
     WHEREAS, as a condition to making the Loans, the Administrative Agent and the Lenders have required the Guarantors to execute and deliver this Guaranty, guaranteeing the payment and performance of all Obligations arising under or pursuant to the Loan Agreement.
     WHEREAS, the Guarantors have executed and delivered certain Security Documents (as applicable), each dated as of the date hereof, in favor of the Administrative Agent, for its own benefit and the benefit of the other Lenders to secure the Guarantors’ obligations hereunder.
     NOW THEREFORE, in consideration of the premises and in order to induce the Administrative Agent and the Lenders to make the Loans and extend other financial accommodations under the Loan Agreement, the Guarantors hereby agree as follows:

     Section 1. Guaranty. Each of the Guarantors hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the punctual payment when due, whether at stated maturity, after maturity, by acceleration or otherwise, and the punctual performance, of all present and future Obligations of the Borrower under the Loan Agreement and each other Loan Document, each as the same may be hereafter amended, modified, extended, renewed or recast, together with interest and other charges thereon, as provided in the Loan Agreement and the Note executed thereunder (the foregoing being herein referred to as the “Guaranteed Obligations”).
     Section 2. Waiver. Each of the Guarantors hereby absolutely, unconditionally and irrevocably waives, to the fullest extent permitted by law, (a) promptness, diligence, notice of acceptance and any other notice with respect to this Guaranty, (b) presentment, demand of payment, protest, notice of dishonor or nonpayment and any other notice with respect to the Guaranteed Obligations, (c) any requirement that the Administrative Agent protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral (other than the Collateral pledged to the Administrative Agent, for its own benefit and the benefit of the other Lenders, pursuant to the Security Documents (as applicable)), (d) any and all right to assert any defense (other than the defense of indefeasible payment), set off, counterclaim or cross claim of any nature whatsoever with respect to this Guaranty (except as otherwise provided in Section 20(a)(iii) hereof), the obligations of each Guarantor hereunder or the obligations of any other person or party relating to this Guaranty or the obligations of each Guarantor hereunder or otherwise with respect to the Guaranteed Obligations in any action or proceeding brought by the Administrative Agent to collect the Guaranteed Obligations or any portion thereof or to enforce the obligations of each Guarantor under this Guaranty, and (e) any other action, event or precondition to the enforcement of this Guaranty or the performance by each Guarantor of its obligations hereunder.
     Section 3. Guaranty Absolute.
     (a) Each of the Guarantors guarantees that, to the fullest extent permitted by law, the Guaranteed Obligations will be paid or performed strictly in accordance with their terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent with respect thereto.
     (b) No invalidity, irregularity, voidability, voidness or unenforceability of the Loan Agreement, the Note, or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty.
     (c) This Guaranty is one of payment and performance, not collection, and the obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each or any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any Affiliate or Subsidiary thereof or whether the Borrower or any Affiliate or Subsidiary thereof is joined in any such action or actions.

     (d) The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
     (i) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any other amendment or waiver of or any consent to departure from the Loan Agreement or the Note or any other Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any Subsidiary or Affiliate thereof or otherwise;
     (ii) any sale, exchange, release, surrender, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Guaranteed Obligations (other than the Collateral pledged to the Administrative Agent, for its own benefit and the benefit of the other Lenders, under the Security Documents (as applicable)), and/or any offset against such Guaranteed Obligations, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Guaranteed Obligations;
     (iii) any exercise or failure to exercise any rights against the Borrower or any Affiliate or Subsidiary thereof or others (including any Guarantor);
     (iv) any settlement or compromise of any Guaranteed Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof;
     (v) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any Affiliate or Subsidiary thereof;
     (vi) any change, restructuring or termination of the existence of the Borrower or any Affiliate or Subsidiary thereof;
     (vii) the release of the Borrower or any other party, other than any Guarantor, now or hereafter liable upon or in respect of the Loan Documents; or
     (viii) any other agreements or circumstance of any nature whatsoever which might otherwise constitute a defense available to, or a discharge of, this Guaranty and/or the obligations of any Guarantor hereunder, or a defense to, or discharge of, the Borrower or any Affiliate or Subsidiary thereof relating to this Guaranty or the obligations of any Guarantor hereunder or otherwise with respect to the Loan or other financial accommodations to the Borrower (other than the defense of indefeasible payment).
     (e) The Administrative Agent may at any time and from time to time (whether or not after revocation or termination of this Guaranty) without the consent of, or notice (except as shall be required by applicable statute and cannot be waived) to, the Guarantors, and without incurring responsibility to the Guarantors or impairing or releasing the obligations of any Guarantor hereunder, apply any sums by whomsoever paid or howsoever realized to any Guaranteed Obligation regardless of what Guaranteed Obligations remain unpaid.
     (f) This Guaranty shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon the Administrative Agent for repayment or recovery of any amount or amounts received by the Administrative Agent in payment or on account of any of the Guaranteed Obligations as a result of laws relating to preferences, fraudulent transfers and fraudulent conveyances, and the Administrative Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Administrative Agent or its property, or any settlement or compromise of any such claim effected by the Administrative Agent with any such claimant (including LRT, LCIF, LCIFII and NET). In such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note (including the Note) or other instrument evidencing any Guaranteed Obligation, and each Guarantor shall be and remain liable to the Administrative Agent hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Administrative Agent.
     Section 4. Continuing Guaranty. This Guaranty is a continuing one and shall (a) remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, (b) be binding upon each Guarantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the Lenders. All obligations to which this Guaranty applies shall be conclusively presumed to have been created in reliance hereon.
     Section 5. Representations, Warranties and Covenants. Each of the Guarantors hereby represents, warrants and covenants to and with the Administrative Agent and the Lenders that:
     (a) Each Guarantor has the power to execute and deliver this Guaranty and to incur and perform its obligations hereunder;
     (b) Each Guarantor has duly taken all necessary action to authorize the execution, delivery and performance of this Guaranty and to incur and perform its obligations hereunder;
     (c) No consent, approval, authorization or other action by, and no notice to or of, or declaration or filing with, any governmental or other public body, or any other Person, is required for the due authorization, execution, delivery and performance by any Guarantor of this Guaranty or the consummation of the transactions contemplated hereby;
     (d) The execution, delivery and performance by each Guarantor of this Guaranty does not and will not, with the passage of time or the giving of notice or both, violate or otherwise conflict with any term or provision of any material agreement, instrument, judgment, decree, order or any statute, rule or governmental regulation applicable to such Guarantor or result in the creation of any Lien upon any of its properties or assets pursuant thereto;

     (e) This Guaranty has been duly authorized, executed and delivered by each Guarantor and constitutes the legal, valid and binding obligation of each Guarantor, and is enforceable against each Guarantor in accordance with its terms, except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and
     (f) The granting of the Loan to the Borrower will constitute a material economic benefit to each Guarantor.
     Section 6. Affirmative Covenants. Each of the Guarantors covenants and agrees that, from the date hereof and so long as the Loan or the other Guaranteed Obligations remain outstanding, each such Guarantor shall pay, perform, observe and otherwise comply with (a) all of the affirmative covenants set forth in the Loan Agreement that have been made by the Borrower therein with respect to the Subsidiaries or the Loan Parties, but only to the extent that such covenants were made with respect to such Guarantor, and (b) all of the affirmative covenants set forth in the Consent executed and delivered by the Guarantors.
     Section 7. Negative Covenants. Each of the Guarantors covenants and agrees that, from the date hereof and so long as the Loan or the other Guaranteed Obligations remain outstanding, no Guarantor shall take any action (or otherwise suffer or permit to occur any event) contrary to (a) the negative covenants set forth in the Loan Agreement, as agreed by the Borrower therein with respect to the Subsidiaries or the Loan Parties, but only to the extent that such covenants were made with respect to such Guarantor, or (b) the negative covenants set forth in the Consent executed and delivered by the Guarantors. Without limiting the generality of the foregoing, each of the Guarantors covenants and agrees that, from the date hereof and so long as the Loan or the other Guaranteed Obligations remain outstanding, no Guarantor no Guarantor shall take any action (or otherwise suffer or permit to occur any event) contrary to the negative covenants set forth in the Loan Agreement.
     Section 8. Expenses. The Guarantors will, upon demand, reimburse the Administrative Agent for any sums, costs, and expenses which the Administrative Agent and/or the Lenders may pay or incur pursuant to the provisions of this Guaranty or in enforcing this Guaranty or in enforcing payment of the Guaranteed Obligations or otherwise in connection with the provisions hereof, including court costs, collection charges, and reasonable attorneys’ fees, together with interest thereon as specified in Section 15 hereof.
     Section 9. Terms.
     (a) All terms defined in the Uniform Commercial Code of The State of New York (as amended and in effect from time to time, the “UCC”) and used herein shall have the meanings as defined in the UCC, unless the context otherwise requires.
     (b) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
     (c) All references herein to Sections and subsections shall be deemed to be references to Sections and subsections of this Guaranty unless the context shall otherwise require.

     Section 10. Amendments and Modification. No provision hereof shall be modified, altered or limited except by written instrument expressly referring to this Guaranty and to such provision, and executed by the party to be charged.
     Section 11. Waiver of Subrogation Rights. Until such time as all the Guaranteed Obligations have been indefeasibly satisfied (including the expiration of any applicable voidable preference period under the federal bankruptcy laws), each of the Guarantors hereby waives and releases any and all rights and claims it may now or hereafter have or acquire against the Borrower that would constitute it a “creditor” of the Borrower for purposes of the federal bankruptcy laws, including all rights of subrogation against the Borrower and its property and all rights of indemnification, contribution and reimbursement from the Borrower and its property, regardless of whether such rights arise in connection with this Guaranty, by operation of law, pursuant to contract or otherwise.
     Section 12. Remedies Upon Default.
     (a) Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies which the Administrative Agent and/or the Lenders may have hereunder or at law, and not in limitation thereof, the Administrative Agent may, without notice to or demand upon the Borrower or the Guarantors, declare any Guaranteed Obligations immediately due and payable, and shall be entitled to enforce the obligations of the Guarantors hereunder.
     (b) The Administrative Agent’s rights under this Guaranty shall be in addition to, and not in limitation of, all of the rights and remedies of the Administrative Agent and/or the Lenders under the Loan Documents. All rights and remedies of the Administrative Agent and/or the Lenders shall be cumulative and may be exercised in such manner and combination as the Administrative Agent and/or the Lenders, respectively, may determine.
     Section 13. Set-Off. After the occurrence and during the continuance of any Event of Default, any Accounts, deposits, balances or other sums credited by or due from the Administrative Agent, any affiliate of the Administrative Agent, or any of the Lenders, or from any affiliate of any of the Lenders, to any Guarantor may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived to the fullest extent permitted by law, be set off, appropriated and applied by the Administrative Agent against any or all of the Guaranteed Obligations irrespective of whether demand shall have been made, in such manner as the Administrative Agent in its sole and absolute discretion may determine. Within three (3) Business Days of making any such set off, appropriation or application, the Administrative Agent agrees to notify the Guarantors thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT, THE DEPOSIT ACCOUNT CO-AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH ACCOUNTS, DEPOSITS, CREDITS OR OTHER

PROPERTY OF THE GUARANTORS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     Section 14. Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or others (including any Guarantor), with respect to any of the Guaranteed Obligations shall, if the statute of limitations in favor of the Guarantors against the Administrative Agent shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.
     Section 15. Interest. All amounts payable from time to time by the Guarantors hereunder shall bear interest at the Default Rate, provided, that such interest shall not be duplicative of any obligations payable under the Loan Agreement.
     Section 16. Rights and Remedies Not Waived. No act, omission or delay by the Administrative Agent shall constitute a waiver of its rights and remedies hereunder or otherwise. No single or partial waiver by the Administrative Agent of any default hereunder or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.
     Section 17. Admissibility of Guaranty. Each of the Guarantors agrees that any copy of this Guaranty signed by the Guarantor and transmitted by telecopier for delivery to the Administrative Agent shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.
     Section 18. Notices. All notices, requests and demands to or upon the Administrative Agent, the Lenders or the Guarantors under this Guaranty shall be in writing and given as provided in the Loan Agreement (and with respect to the Guarantors, c/o the Borrower at the address of the Borrower as set forth in the Loan Agreement).
     Section 19. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original and all of which shall together constitute one and the same agreement.
     Section 20. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ETC.
     (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY SECURITY DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING, (i) TRIAL BY JURY, (ii) TO THE EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED

ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND (iii) THE RIGHT TO IMPOSE ANY SET OFF, COUNTERCLAIM OR CROSS CLAIM UNLESS SUCH SET OFF, COUNTERCLAIM OR CROSS CLAM COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION.
     (b) Each of the Guarantors irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such Guarantor at its address determined pursuant to Section 18 hereof.
     (c) Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Guarantor in any other jurisdiction.
     (d) Each of the Guarantors hereby waives presentment, notice of dishonor and protests of all instruments included in or evidencing any of the Guaranteed Obligations, and any and all other notices and demands whatsoever (except as expressly provided herein).
     Section 21. GOVERNING LAW. THIS GUARANTY, THE SECURITY DOCUMENTS AND THE GUARANTEED OBLIGATIONS SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
     Section 22. Captions; Separability.
     (a) The captions of the Sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.
     (b) If any term of this Guaranty shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby.
     Section 23. Acknowledgment of Receipt. Each of the Guarantors acknowledges receipt of a copy of this Guaranty and each of the Loan Documents.
     Section 24. Entire Agreement. This Guaranty sets forth the entire agreement and understanding of the Administrative Agent, the Lenders and the Guarantors with respect to the matters covered hereby and, by accepting this Guaranty, each of the Guarantors acknowledges that no oral or other understanding, agreements, representations or warranties have been made and/or exist with respect to the matters covered by this Guaranty or with respect to the obligations of the Guarantors hereunder or otherwise, except as specifically set forth in this Guaranty.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of the Guarantors has duly executed or caused this Guaranty to be duly executed in The State of New York as of the date first above set forth.
     GUARANTORS:

NEWKIRK 21 AT GP LLC
NEWKIRK ALTENN GP LLC
NEWKIRK AVREM GP LLC
NEWKIRK BASOT GP LLC
NEWKIRK BEDCAR GP LLC
NEWKIRK CAROLION GP LLC
NEWKIRK CLIFMAR GP LLC
NEWKIRK DALHILL GP LLC
NEWKIRK ELWAY GP LLC
NEWKIRK GERSANT GP LLC
NEWKIRK JACWAY GP LLC
NEWKIRK JLE WAY GP LLC
NEWKIRK JOHAB GP LLC
NEWKIRK LANMAR GP LLC
NEWKIRK LIROC GP LLC
NEWKIRK ORPER GP LLC
NEWKIRK SABLEMART GP LLC
NEWKIRK SALISTOWN GP LLC
NEWKIRK SEGUINE GP LLC
NEWKIRK STATMONT GP LLC
NEWKIRK SUNWAY GP LLC
NEWKIRK SUPERWEST GP LLC
NEWKIRK WALANDO GP LLC
NEWKIRK WASHTEX GP LLC
NK-CINN HAMILTON PROPERTY MANAGER LLC
NK-LUMBERTON PROPERTY MANAGER LLC
NK-ODW/COLUMBUS PROPERTY MANAGER LLC
LEX GP HOLDING LLC
NEWKIRK MLP UNIT LLC

Each, a Delaware limited liability company

By: MLP Manager Corp., their Manager

By:

Name:	Joseph Bonventre
Title:	Senior Vice President

LEX-PROPERTY HOLDINGS LLC a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON HONOLULU MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON SOUTHFIELD LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON FORT STREET TRUSTEE LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON TOY TRUSTEE LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON FLORENCE MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON OLIVE BRANCH MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

WESTPORT VIEW CORPORATE CENTER L.P., a Delaware limited partnership

By: Lexington Westport Manager LLC, its General Partner

By:

Name:	Joseph Bonventre
Title:	Senior Vice President

LEXINGTON COLLIERVILLE MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEX GP-1 TRUST, a trust organized under the laws of the State of Delaware

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON WESTPORT MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON REALTY ADVISORS, INC., a Delaware corporation

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON WAXAHACHIE MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON LAC LENEXA GP LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

MLP UNIT PLEDGE GP LLC, a Delaware limited liability company

By: Newkirk MLP Unit LLC, its Member

By: MLP Manager Corp., its Manager

By:

Name:	Joseph Bonventre
Title:	Senior Vice President

MLP UNIT PLEDGE L.P., a Delaware limited partnership

By: MLP Unit Pledge GP LLC, its General Partner

By: Newkirk MLP Unit LLC, its Member

By: MLP Manager Corp., its Manager

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON DUNCAN MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEXINGTON MLP WESTERVILLE MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LXP I TRUST, a trust organized under the laws of the State of Delaware

By:

Name: Joseph Bonventre
Title: Senior Vice President

LXP I, L.P., a Delaware limited partnership

By: LXP I Trust, its General Partner

By:

Name: Joseph Bonventre
Title: Senior Vice President

LSAC CROSSVILLE MANAGER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LSAC OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By: LSAC General Partner LLC, its General Partner

By:

Name: Joseph Bonventre
Title: Senior Vice President

LSAC GENERAL PARTNER LLC, a Delaware limited liability company

By:

Name: Joseph Bonventre
Title: Senior Vice President

LEX LP-1 TRUST, a trust organized under the laws of the State of Delaware

By:

Name: Joseph Bonventre
Title: Senior Vice President

Exhibit A
Guaranty Parties
1.	Newkirk 21 AT GP LLC

2.	Newkirk Altenn GP LLC

3.	Newkirk Avrem GP LLC

4.	Newkirk Basot GP LLC

5.	Newkirk Bedcar GP LLC

6.	Newkirk Carolion GP LLC

7.	Newkirk Clifmar GP LLC

8.	Newkirk Dalhill GP LLC

9.	Newkirk Elway GP LLC

10.	Newkirk Gersant GP LLC

11.	Newkirk Jacway GP LLC

12.	Newkirk JLE Way GP LLC

13.	Newkirk Johab GP LLC

14.	Newkirk Lanmar GP LLC

15.	Newkirk Liroc GP LLC

16.	Newkirk Orper GP LLC

17.	Newkirk Sablemart GP LLC

18.	Newkirk Salistown GP LLC

19.	Newkirk Seguine GP LLC

20.	Newkirk Statmont GP LLC

21.	Newkirk Sunway GP LLC

22.	Newkirk Superwest GP LLC

23.	Newkirk Walando GP LLC

24.	Newkirk Washtex GP LLC

25.	NK-CINN Hamilton Property Manager LLC

26.	NK-Lumberton Property Manager LLC

27.	NK-ODW/Columbus Property Manager LLC

28.	Lex GP Holding LLC

29.	Lex-Property Holdings LLC

30.	Lexington Honolulu Manager LLC

31.	Lexington Southfield LLC

32.	Lexington Fort Street Trustee LLC

33.	Lexington Toy Trustee LLC

34.	Lexington Florence Manager LLC

35.	Lexington Olive Branch Manager LLC

36.	Westport View Corporate Center L.P.

37.	Lexington Collierville Manager LLC

38.	Lex GP-1 Trust

39.	Lexington Westport Manager LLC

40.	Lexington Realty Advisors, Inc.

41.	Lexington Waxahachie Manager LLC

42.	Lexington LAC Lenexa GP LLC

43.	Newkirk MLP Unit LLC

44.	MLP Unit Pledge L.P.

45.	MLP Unit Pledge GP LLC

46.	Lexington Duncan Manager LLC

47.	Lexington MLP Westerville Manager LLC

48.	LXP I Trust

49.	LXP I, L.P.

50.	LSAC Crossville Manager LLC

51.	LSAC Operating Partnership L.P.

52.	LSAC General Partner LLC

53.	Lex LP-1 Trust

EXHIBIT I
FORM OF BORROWING BASE CERTIFICATE
                                      , 200
KeyBank, National Association, as Agent
225 Franklin Street
Boston, Massachusetts 02110
Attention: Jeffry M. Morrison
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of February ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     Pursuant to Section 2.1(b) and Section 2.2(b) of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:
     (1) The undersigned is the                                          of the Trust.
     (2) The undersigned has examined the books and records of the Trust and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
     (3) To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrowers with respect to such event, condition or failure].
     (4) The representations and warranties made or deemed made by the Borrowers and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.
     (5) Attached hereto as Schedule 1 are reasonably detailed calculations establishing calculation of Borrowing Base Availability under the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:

Title:

Schedule 1
[Calculations to be Attached]

EXHIBIT J
ELIGIBLE PROPERTIES
As long as the Commitments are outstanding or there remain any Obligations to be paid or performed under the Credit Agreement or under any other Loan Document, the Borrowers represent and warrant that as to each Property:
     1. A Property Subsidiary is the sole legal and equitable owner in fee simple of the Property or a lessee under a valid ground lease of the Property or a holder of a valid estate for years in respect the Property, free and clear of all Liens or any ownership interest of any other Person, has full right, power and authority to own, lease or hold the Property, and all consents required to transfer ownership of, or leasehold or estate rights in, the Property to the Property Subsidiary have been obtained.
     2. The Borrowers have conducted their customary due diligence and review with respect to the Property, including inspection of the Property, and such customary due diligence and review have not revealed facts that would adversely affect the value of the Property.
     3. The Borrowers have complied with all applicable conditions set forth in the Credit Agreement to the inclusion and retention of the Property in the Borrowing Base Assets Pool.
     4. The Property complies with all Environmental Laws except where the failure to comply would not have a Material Adverse Effect and is free of any material structural defect.
     5. The Property is located in one of the states of the United States or the District of Columbia.
     6. The Property is a commercial office, retail or industrial property or a mixed-use property.
     7. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on the Property and that have become delinquent in respect of the Property have been paid or an escrow of funds in an amount sufficient to cover such payments has been established.
     8. One or more engineering assessments were performed and prepared by an independent engineering consultant firm prior to the acquisition of the Property by the Borrowers or one of their Affiliates, and, except as set forth in an engineering report prepared in connection with such assessment, a copy of which has been delivered to the Borrowers, the Property is, to the Borrowers’ knowledge, in good repair, free and clear of any damage that would materially and adversely affect its value.

     9. There is no proceeding pending, and neither the Borrowers nor any of their Subsidiaries or Affiliates have received notice of any pending or threatening proceeding for the condemnation of all or any material portion of the Property.
     10. The Borrowers have received an owner’s title insurance policy, in ALTA form or equivalent, (or if such policy has not yet been issued, such insurance may be evidenced by escrow instructions, a “marked up” pro forma or specimen policy or title commitment, in either case, marked as binding and countersigned by the title insurer or its authorized agent at the closing of the related acquisition) as adopted in the applicable jurisdiction (the “Title Insurance Policy”), which to the knowledge of the Borrowers, was issued by a recognized title insurance company qualified to do business in the jurisdiction where the Property is located and neither the Borrowers nor any of their Subsidiaries or Affiliates have done, by act or omission, and the Borrowers have no knowledge of, anything that would impair the coverage under such Title Insurance Policy. Such Title Insurance Policy has been issued for the benefit of the Borrowers or the applicable Property Subsidiary, and contains no material exclusions for, or affirmatively insures against any losses arising from (other than in jurisdictions in which affirmative insurance is unavailable) (a) failure to have access to a public road, and (b) material encroachments of any part of the building thereon over easements.
     11. The Property is covered by (a) a fire and extended perils included within the classification “All Risk of Physical Loss” insurance policy in an amount (subject to a customary deductible) equal to the replacement cost of improvements (excluding foundations) located on the Property, and in any event, the amount necessary to avoid the operation of any co-insurance provisions; (b) business interruption or rental loss insurance in an amount at least equal to 12 months of operations of the Property; and (c) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the Property in an amount customarily, but not less than $1 million. All triple net lessees of any Property located in seismic zone 3 or 4 are required to carry earthquake insurance if the Probable Maximum Loss (“PML”) for such property would exceed 20% of the replacement cost of the insurance. Such determination is the responsibility of the lessee. Earthquake insurance, if required, on the Property must be obtained by an insurer rated at least “A-:V” (or the equivalent) by A.M. Best Company or “BBB-” (or the equivalent) from S&P or “Baa3” (or the equivalent) from Moody’s. To the Borrowers’ knowledge, the insurer with respect to each policy is qualified to write insurance in the relevant jurisdiction to the extent required.
     12. To the knowledge of the Borrowers, there are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the Property or the use and occupancy thereof which would have a material adverse effect on the value, operation or net operating income of the Property.
     13. To the knowledge of the Borrowers, based solely on surveys and/or the title policy referred to herein obtained in connection with the origination of each loan, either (i) none of the material improvements which were included for the purposes of determining the appraised value of the Property lies outside of the boundaries and building restriction lines of the property or (ii) the Property is a legal non-conforming use, to an extent which would have a material adverse affect on the value of the Property and no improvements on adjoining properties encroached upon the Property to any material and adverse extent.

     14. To the knowledge of the Borrowers, there is no pending action, suit or proceeding, arbitration or governmental investigation against the owner of or relating to any Property, an adverse outcome of which could reasonably be expected to materially and adversely affect the value or current use of such Property.
     15. The Property is either not located in a federally designated special flood hazard area or, if so located, the Borrowers or the tenants or tenant maintain flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the value of the Property located in such flood hazard area or (ii) the maximum allowed under the related federal flood insurance program.
     16. The Property is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest or other payments payable pursuant to such security is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code.
     17. Under the terms of the documents relating to the Property, any related insurance proceeds or condemnation award will be applied either to the principal amount outstanding under the loan or to the repair or restoration of all or part of the Property (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender) in an amount equal to the greater of (x) the replacement costs for the Property or (y) the acquisition costs for the Property (subject, in the case of condemnation awards, to the rights of the lessor in the Ground Lease (as defined in Section 21 below)). As of the Closing Date, neither the Borrowers nor any of their Subsidiaries or Affiliates has submitted a claim for the repair and restoration of the Property following the occurrence of a material casualty event.
     18. In the case of a Property that constitutes an interest of a Property Subsidiary as a lessee under a ground lease of a property (a “Ground Lease”) (the term Ground Lease shall mean such ground lease, all written amendments and modifications, and any related estoppels or agreements from the ground lessor), but not by the related fee interest in such property (the “Fee Interest”), the following shall be true and correct:
     (a) There has been no material change in the term of such Ground Lease, the payment terms under such Ground Lease or any renewal options under such Ground Lease since its recordation;
     (b) Such Ground Lease is not subject to any liens or encumbrances; and
     (c) Such Ground Lease is in full force and effect, and no material default has occurred under such Ground Lease as of the Closing Date.
     19. There is no mortgage, deed of trust or similar instrument encumbering the Property.
     20. The Property Subsidiary which owns the Property has no Indebtedness other than as permitted under the Credit Agreement.

SPECIAL COVENANTS CONCERNING PROPERTIES
As long as the Commitments are outstanding or there remain any Obligations to be paid or performed under the Credit Agreement or under any other Loan Document, the Borrowers, with respect to each Property:
(a)	shall defend the right, title and interest of the applicable Property Subsidiary in and to the Property against the claims and demands of all Persons.

(b)	shall cause the Property to be managed in accordance with the policies and procedures customary for assets of a type such as the Property.

(c)	shall review its policies and procedures periodically to confirm that the policies and procedures are being complied with in all material respects and are adequate to meet the Borrowers’ business objectives with respect to the Property.

Schedules omitted from filing